Exhibit 10.30
PURCHASE AND SALE AGREEMENT
BY AND AMONG
JER O’HARE HOTEL, LLC,
AS SELLER
AND
ASHFORD HOSPITALITY LIMITED PARTNERSHIP
AS PURCHASER
DATED AS OF AUGUST 31, 2006
FOR THE
WESTIN O’HARE
6100 NORTH RIVER ROAD
ROSEMONT, ILLINOIS

LIST OF EXHIBITS

Exhibit A	Form of Earnest Money Escrow Agreement
Exhibit B	Form of Deed
Exhibit C	Form of Seller’s Closing Certificate
Exhibit D	Form of Bill of Sale
Exhibit E	Form of General Assignment and Assumption
Exhibit F	Form of Assignment of Union Contract
Exhibit G	Form of Assignment of Hotel Management Agreement
Exhibit H	Form of Purchaser Closing Certificate
Exhibit I	Form of Representation Letter
Exhibit J	Form of Plat Act Affidavit

LIST OF SCHEDULES

Schedule 2.1.1	Land
Schedule 2.1.5	IT Systems
Schedule 2.1.12	Trademarks, Trade Names, Service Marks or other Intellectual Property Rights
Schedule 2.1.18	Vehicles
Schedule 2.2.4	Third Parties’ Property
Schedule 2.2.5	Excluded IT Systems
Schedule 3.4	Allocation of the Purchase Price
Schedule 4.3.1	Due Diligence Materials
Schedule 5.3.1	Unpermitted Exceptions
Schedule 7.1.3	Consents and Approvals
Schedule 7.1.4	Encumbrances on Personal Property
Schedule 7.1.6	Notices from Governmental Authorities
Schedule 7.1.7	Pending or Threatened Litigation
Schedule 7.1.8	Employment Agreements
Schedule 7.1.10	Environmental Reports
Schedule 7.1.11	Licenses and Permits
Schedule 7.1.12	Tenant Leases
Schedule 7.1.13	Material Contracts
Schedule 7.1.19	Financial Information
Schedule 8.2.2	Contracts
Schedule 8.16	2006 Capital Work
Schedule 11.2.6	Proration of Management Fees
Schedule 12.3	IT Systems that are leased or licensed

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 6th day of September, 2006 (the “Effective Date”), by and among JER O’Hare Hotel, LLC, a Delaware limited liability company (“Seller”), and Ashford Hospitality Limited Partnership, a Delaware limited partnership (“Purchaser”). The Seller and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.
     WHEREAS, Seller is the fee simple owner of the land and improvements comprising the hotel facility located at 6100 North River Road, Rosemont, Illinois, and commonly known as the Westin O’Hare (the “Hotel”), as more specifically described in this Agreement.
     WHEREAS, Seller desires to sell the Hotel and the other Property (as hereinafter defined) to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.
     “2006 Capital Work” has the meaning set forth in Section 8.16.
     “Accounts Receivable” means all amounts which Seller is entitled to receive from the Business which are not paid as of the Closing, including charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by, for or on behalf of Seller at the Hotel, but expressly excluding all items of income otherwise prorated for the benefit of Seller pursuant to Section 11.2.
     “Adverse Proceeding” has the meaning set forth in Section 9.1.2.
     “Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.
     “Aging Receivables” has the meaning set forth in Section 11.3.2.
     “Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future Applicable Law addressing or in any way relating to terrorist acts and acts of war.

     “Applicable Law” means (i) all statutes, laws, common law, administrative decisions, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Bookings” has the meaning set forth in Section 2.1.16.
     “Books and Records” has the meaning set forth in Section 2.1.13.
     “Broker” means Molinaro Koger.
     “Business” means the lodging business and all activities related thereto conducted at the Hotel, including (i) the rental of any guest, conference, meeting or banquet rooms or other facilities at the Hotel or on the Property, (ii) the operation of any restaurant, bar or banquet services, together with all other goods and services provided at the Hotel, (iii) the rental of any commercial or retail space to tenants at the Hotel or on the Property, (iv) the maintenance and repair of the Real Property and tangible Personal Property, (v) the employment of the Employees by Manager, and (vi) the payment of Taxes.
     “Business Day” means any day other than a Saturday, Sunday, federal, or State of Illinois legal holiday.
     “Casualty” has the meaning set forth in Section 14.1.
     “Closing” has the meaning set forth in Section 10.1.
     “Closing Date” has the meaning set forth in Section 10.1.
     “Closing Escrow” has the meaning set forth in Section 10.2.
     “Closing Escrow Agreement” has the meaning set forth in Section 10.2.
     “Closing Statement” has the meaning set forth in Section 11.1.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.
     “Condemnation” has the meaning set forth in Section 14.2.
     “Confidential Information” has the meaning set forth in Section 8.1.1.
     “Contracts” means, collectively, the Equipment Leases and Operating Agreements.
     “Current Accounts Receivable” has the meaning set forth in Section 11.3.2.
     “Cut-Off Time” has the meaning set forth in Section 11.1.
     “Data Room Web Site” has the meaning set forth in Section 4.3.1.
     “Deed” has the meaning set forth in Section 10.3.1(b).

     “Due Diligence Contingency” has the meaning set forth in Section 4.1.
     “Due Diligence Period” has the meaning set forth in Section 4.1.
     “Earnest Money” means the First Deposit and, once made, the Second Deposit.
     “Earnest Money Escrow Agreement” has the meaning set forth in Section 3.2.1.
     “Employees” means all persons employed by the Manager or any of its Affiliates in a full-time or part-time capacity at the Hotel at the time in question, including Union Employees, Non-Union Employees and employees on workers’ compensation, military leave, special military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, union leave, sick lease, short-term or long-term disability, or layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement.
     “Employer” means, with respect to any Employee, the Manager.
     “Employment Agreements” has the meaning set forth in Section 7.1.8.
     “Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Property, or (ii) violation of any Environmental Laws with respect to the Property.
     “Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.
     “Environmental Liabilities” means all liabilities and obligations under any Environmental Laws arising from or in connection with the Property, including any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.
     “Environmental Reports” has the meaning set forth in Section 7.1.10.
     “Equipment Leases” has the meaning set forth in Section 2.1.9.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
     “Escrow Agent” means Chicago Title Insurance Company.
     “Exchange Party” has the meaning set forth in Section 3.5.

     “Excluded F&B” has the meaning set forth in Section 2.2.6.
     “Excluded IT Systems” has the meaning set forth in Section 2.2.5.
     “Excluded Property” has the meaning set forth in Section 2.2.
     “Existing Lender” means Barclays Capital Real Estate Inc.
     “Existing Survey” means that certain survey prepared by Ron Sarko dated as of August 3, 2006.
     “F&B” has the meaning set forth in Section 2.1.6.
     “FF&E” has the meaning set forth in Section 2.1.3.
     “First Deposit” has the meaning set forth in Section 3.2.
     “Governmental Authority” means any federal, state or local government or other political subdivision thereof, including any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
     “Guest Ledger” means all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel.
     “Hazardous Substances” means any “hazardous” or “toxic” material as defined in any Environmental Law, including hazardous or toxic substances, materials or waste, whether in solid, semisolid, liquid or gaseous form, including asbestos, petroleum or petroleum by products and polychlorinated biphenyls.
     “Hotel” has the meaning set forth in the Recitals.
     “IDR” has the meaning set forth in Section 8.14.1
     “IDR Notice” has the meaning set forth in Section 8.14.1.
     “Illinois Act” has the meaning set forth in Section 8.14.1.
     “Improvements” has the meaning set forth in Section 2.1.2.
     “Indemnification Cap” has the meaning set forth in Section 15.4.2.
     “Indemnification Claim” has the meaning set forth in Section 15.5.1.
     “Indemnification Deductible” has the meaning set forth in Section 15.4.2.
     “Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

     “Indemnitee” has the meaning set forth in Section 15.5.1.
     “Indemnitor” has the meaning set forth in Section 15.5.1.
     “Inspections” has the meaning set forth in Section 4.2.
     “Intellectual Property” has the meaning set forth in Section 2.1.12.
     “Inventoried Baggage” has the meaning set forth in Section 12.2.
     “Inventoried Safe Deposit Boxes” has the meaning set forth in Section 12.1.
     “IT Systems” has the meaning set forth in Section 2.1.5.
     “Knowledge” means (i) with respect to Seller, the actual knowledge of Mr. Gerald Best, Mr. Alex Gilbert or Mr. Richard Banjo, without any duty of inquiry or investigation other than as expressly set forth in the proviso below, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its Affiliates; provided, Seller shall submit a copy of the Seller’s representations and warranties contained in this Agreement to the Manager and request that the Manager and the Hotel controller review such representations and warranties and provide a written response to Seller setting forth any exceptions or inaccuracies of such representation and warranties which are known to such persons, and Seller shall provide to Purchaser a copy of any such written response promptly following receipt, and in any event, shall use commercially reasonable efforts to cause Manager to respond prior to the expiration of the Due Diligence Period, provided further however that in no event shall (1) Manager have any recourse or liability for the contents of such response, (2) the delivery or non-delivery of such response be a condition precedent to Purchaser’s obligations under this agreement and (3) Seller be deemed to have made any representation or warranty as to the accuracy of such written response, and the knowledge of such persons shall not be imputed to Seller, except to the extent of any information expressly contained in such written response; and (ii) with respect to Purchaser, (A) the actual knowledge of David Brooks, David Kimichik, Chris Peckham, Pat Webber and Douglass Kessler and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates, (B) any matter disclosed in any exhibits or schedules to this Agreement, (C) any matter disclosed in any Seller Due Diligence Materials or any other documents or materials provided by Seller to Purchaser prior to Closing, and (D) any matter disclosed by the Inspections or in the Purchaser Due Diligence Reports. For the purposes of this definition, the term “actual knowledge” means, with respect to any natural person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.
     “Land” has the meaning set forth in Section 2.1.1.
     “Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen.
     “Licenses and Permits” has the meaning set forth in Section 2.1.11.
     “Liquor Licenses” has the meaning set forth in Section 8.3.
     “Management Agreement” means that certain Management Agreement dated as of November 1, 1981, by and between Seller (as successor-in-interest to the original party thereto) and Manager, as amended by First Amendment to Management Agreement dated as of June 1, 1983, by Consolidated Amendment to Joint Venture Agreement and Management Agreement dated as of June 28, 1991, by Third Amendment of Management Agreement and Assignment of Owner’s Interest dated as of February 22, 1996, by Second Consolidated Amendment to Joint Venture Agreement and Management Agreement dated as of September 30, 1998 and by Fourth Amendment to Management Agreement dated as of October 18, 2005.
     “Management Agreement Estoppel” has the meaning given to such term in Section 9.2.1(e).
     “Manager” means SLC Operating Limited Partnership, a Delaware limited partnership.
     “Material Casualty” has the meaning set forth in Section 14.1.1.
     “Material Condemnation” has the meaning set forth in Section 14.2.1.
     “Material Contract” means any Contract requiring in any one calendar year after the Closing, but during the term of such Contract, aggregate payments in excess of Fifty Thousand Dollars ($50,000).
     “Mutual Closing Conditions” has the meaning set forth in Section 9.1.1.
     “National/Regional Operating Agreements” has the meaning set forth in Section 2.2.3.
     “Non-Union Employees” means those Employees that are not Union Employees.
     “Notice” has the meaning set forth in Section 16.1.1.
     “Operating Agreements” has the meaning set forth in Section 2.1.10.
     “Operating Lessee” means an Affiliate of Purchaser that may lease a portion of the Property from Purchaser pursuant to an operating lease.
     “Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.
     “Pending Receivables” has the meaning set forth in Section 11.3.2.
     “Permitted Exceptions” has the meaning set forth in Section 5.3.1.
     “Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.
     “Personal Property” means the Property other than the Real Property.
     “Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code.
     “Plans and Specifications” has the meaning set forth in Section 2.1.14.
     “Post-Execution Disclosure” has the meaning set forth in Section 16.13.

     “Pre-Closing Access” has the meaning set forth in Section 8.12.
     “Prime Rate” means the rate of interest published in the Wall Street Journal from time to time as the prime rate of interest, changing simultaneously and automatically with each announced change in said rate. In the event the Wall Street Journal ceases to publish a prime rate of interest, the Prime Rate shall be determined by reference to another publication, as Seller may reasonably select, that publishes a prime rate of interest.
     “Property” has the meaning set forth in Section 2.1.
     “Prorations” has the meaning set forth in Section 11.2.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Purchaser” has the meaning set forth in the Recitals.
     “Purchaser Closing Conditions” has the meaning set forth in Section 9.2.
     “Purchaser Closing Deliveries” has the meaning set forth in Section 10.3.2.
     “Purchaser Cure Period” has the meaning set forth in Section 13.9.
     “Purchaser Default” means a material breach or default by Purchaser in any of its representations, warranties, covenants or obligations under this Agreement, to the extent such breach or default is not caused by a Seller Default and (except for a breach or default under Sections 3.2.1, 3.3 and 16.4, or a failure to make any material delivery set forth in Section 10.3.2 required to be made by Purchaser at Closing, which in each case shall have the cure period set forth in Section 13.9) which breach or default is not cured within ten (10) Business Days after Purchaser’s receipt of written notice of such breach or default from Seller.
     “Purchaser Default or Failure” has the meaning set forth in Section 13.9.
     “Purchaser Documents” has the meaning set forth in Section 7.2.2.
     “Purchaser Due Diligence Reports” has the meaning set forth in Section 4.4.
     “Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.
     “Purchaser’s Inspectors” has the meaning set forth in Section 4.2.
     “Purchaser’s Lender” means any lender(s) selected by Purchaser to provide financing for Purchaser’s acquisition of the Property.
     “Real Property” has the meaning set forth in Section 2.1.2.
     “Required Removal Exceptions” means (i) any mortgages, deeds of trust or other security instruments for any financing (other than those caused by Purchaser or any of its Affiliates), (ii) Taxes which are due and payable as of Closing (but if a portion of such Taxes relate to a period subsequent to Closing, the foregoing will have no affect on the obligation to apportion such Taxes pursuant to Article 11), (iii) any exception to title which Seller or any Affiliate of Seller willfully creates in breach of this

Agreement and (iv) any other Title Exceptions which may be removed by payment of an ascertainable and liquidated amount, which in the aggregate does not exceed Five Hundred Thousand Dollars ($500,000.00).
     “Retailer’s Act” has the meaning set forth in Section 8.14.1.
     “Retail Merchandise” has the meaning set forth in Section 2.1.7.
     “Retained Liabilities” has the meaning set forth in Section 2.4.
     “Scheduled Closing Date” means the date on which the Closing is scheduled to occur as the same may be postponed pursuant to the terms of this Agreement.
     “Second Deposit” has the meaning set forth in Section 3.2.
     “Seller” has the meaning set forth in the Recitals.
     “Seller Closing Conditions” has the meaning set forth in Section 9.3.
     “Seller Closing Deliveries” has the meaning set forth in Section 10.3.1.
     “Seller Cure Period” has the meaning set forth in Section 13.8.
     “Seller Default” means a material breach or default by Seller in any of its representations, warranties, covenants or obligations under this Agreement, to the extent such breach or default is not caused by a Purchaser Default and (except for the failure to make any material delivery set forth in Section 10.3.1 which is required to be made by Seller at Closing, which shall have the cure period set forth in Section 13.8) which breach or default is not cured within ten (10) Business Days after Seller’s receipt of written notice of such default from Purchaser.
     “Seller Default or Failure” has the meaning set forth in Section 13.8.
     “Seller Documents” has the meaning set forth in Section 7.1.2.
     “Seller Due Diligence Materials” has the meaning set forth in Section 4.3.1.
     “Seller Indemnitees” means Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.
     “Seller’s Possession” means in the physical possession of (a) any officer or employee of Seller or any of its Affiliates that has primary responsibility for the Business or (b) the Manager, to the extent that Manager has, pursuant to a request that Seller agrees to make, agreed to provide Seller with requested documents or materials or to the extent that Seller has the right under the Management Agreement to obtain relevant documents or materials without incurring any material costs; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement or to Applicable Law prohibiting their disclosure, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of any officer or employee of Seller or any of its Affiliates and not delivered to any third party (other than a third party which is bound by a confidentiality agreement or other confidentiality obligation).
     “Starwood” means Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation.
     “Starwood Entity(ies)” means Starwood or any of its Affiliates.
     “Starwood Proprietary Marks” has the meaning set forth in Section 2.2.2.
     “Subsequent Taxable Period” has the meaning set forth in Section 8.6.1.
     “Supplies” has the meaning set forth in Section 2.1.4.
     “Survey” has the meaning set forth in Section 5.2.
     “Survey Defects” has the meaning set forth in Section 5.3.2.
     “Survival Period” has the meaning set forth in Section 15.1.2.
     “Tax-Free Exchange” has the meaning set forth in Section 3.5.
     “Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to the Property or the Business, including any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.
     “Tenant Leases” has the meaning set forth in Section 2.1.8.
     “Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.
     “Title and Survey Election Notice” has the meaning set forth in Section 5.3.2.
     “Title and Survey Objection Notice” has the meaning set forth in Section 5.3.2.
     “Title and Survey Response Notice” has the meaning set forth in Section 5.3.2.
     “Title Commitment” has the meaning set forth in Section 5.1.
     “Title Company” means the Escrow Agent or such other national title insurer as Purchaser may select.
     “Title Exceptions” has the meaning set forth in Section 5.3.2.
     “Title Policy” has the meaning set forth in Section 5.4.
     “Trade Payables” has the meaning set forth in Section 11.2.12.

     “Union Contract” has the meaning set forth in Section 2.1.20.
     “Union Employees” means any Employees whose employment is subject to the terms of the Union Contract.
     “Unpermitted Exceptions” has the meaning set forth in Section 5.3.1.
     “WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.
     “Warranties” has the meaning set forth in Section 2.1.15.
     1.2 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:
          1.2.1 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.
          1.2.2 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.
          1.2.3 The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
          1.2.4 Any reference to any agreement (including this Agreement), document, instrument, tax or tariff means such agreement, document, instrument, tax or tariff as amended or modified in effect from time to time in accordance with the terms thereof, and if applicable the terms hereof.
          1.2.5 The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.
          1.2.6 The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”
          1.2.7 The term “sole discretion” with respect to any determination to be made a Party under this Agreement means the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.
          1.2.8 Seller, Purchaser and their respective counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE 2
THE PROPERTY AND LIABILITIES
     2.1 Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver, as applicable, to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller, if any, in and to the Hotel and the other property set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):
          2.1.1 Land. The land legally described in Schedule 2.1.1, together with all appurtenant easements and any other rights and interests appurtenant thereto (the “Land”);
          2.1.2 Improvements. All buildings, structures and improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);
          2.1.3 FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Hotel and used in the Business, or ordered for future use at the Hotel as of the Closing, other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”);
          2.1.4 Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Hotel or ordered for future use at the Hotel as of the Closing (the “Supplies”);
          2.1.5 IT Systems. All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of the applicable license agreements and Manager’s and Manager’s Affiliates’ rights in and to the same) as more particularly described on Schedule 2.1.5, to the extent the same are assignable or transferable (all such hardware, systems and software being referred to collectively as the “IT Systems”), but expressly excluding the Excluded IT Systems;
          2.1.6 Food and Beverage. All food and beverages (including both alcoholic and non alcoholic) which are located at the Hotel (whether opened or unopened), or ordered for future use at the Hotel as of the Closing, including all food and beverages located in the guest rooms (the “F&B”), but expressly excluding the Excluded F&B;
          2.1.7 Retail Merchandise. All merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Closing, including the inventory held for sale in any gift shop, or newsstand operated by Seller or Manager at the Hotel, but expressly excluding the F&B (the “Retail Merchandise”);
          2.1.8 Tenant Leases. All leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Real Property, other than the Management Agreement and the Bookings (the “Tenant Leases”), together with all security deposits held by Seller thereunder;

          2.1.9 Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel which are held by, for or on behalf of Seller and used in the Business, to the extent same are assignable or transferable (the “Equipment Leases”) together with all deposits made thereunder, to the extent such deposits are assignable or transferable;
          2.1.10 Operating Agreements. All maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other similar agreements for goods or services, other than (a) any National/Regional Operating Agreements, which are held by, for or on behalf of Seller in connection with the Business and (b) the Management Agreement, Equipment Leases and Licenses and Permits, to the extent the same are assignable or transferable, and Tenant Leases, together with all deposits made or held by Seller thereunder, to the extent the same and such deposits are transferable (the “Operating Agreements”);
          2.1.11 Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by, for or on behalf of Seller with respect to the Hotel and are material to the conduct of the Business and/or the use or occupancy of the Hotel, to the extent the same are assignable or transferable (the “Licenses and Permits”), together with any deposits made by Seller thereunder, to the extent such deposits are assignable or transferable;
          2.1.12 Intellectual Property. All of the following (a) owned by Seller or (b) exclusively issued or licensed to Seller and used in connection with the operation of the Hotel to the extent transferable: (i) trademarks, trade names, service marks or other intellectual property rights, including those set forth in Schedule 2.1.12; (ii) direct telephone numbers for the Hotel and (iii) all goodwill in connection with the ownership, operation and maintenance of the Hotel, but excluding any trademark, servicemark or logo relating to the Starwood Proprietary Marks (the “Intellectual Property”);
          2.1.13 Books and Records. All books and records located at the Hotel which relate exclusively to the Hotel or the Business, but expressly excluding all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to an Applicable Law prohibiting their disclosure or a confidentiality agreement between Seller or Manager and Persons other than their respective Affiliates or any Starwood Entities prohibiting their disclosure, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by, for or on behalf of any officer or employee of any Starwood Entity, including all (A) internal financial analyses, appraisals, tax returns, financial statements, (B) corporate or other entity governance records, (C) Employee personnel files, (D) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for any Starwood Entity in connection with the transaction described in this Agreement (the “Books and Records”);
          2.1.14 Plans and Specifications. All plans and specifications, blueprints, architectural plans, engineering diagrams and similar items located at the Hotel or in Seller’s possession which relate exclusively to the Hotel, to the extent the same are assignable or transferable (the “Plans and Specifications”);
          2.1.15 Warranties. All warranties and guaranties held by, for or on behalf of Seller with respect to any Improvements or Personal Property, to the extent the same are transferable (the “Warranties”);

          2.1.16 Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel (the “Bookings”) as of the Closing, together with all deposits with respect thereto;
          2.1.17 Accounts Receivable. All Accounts Receivable (including the Guest Ledger) as set forth in Section 11.3; and
          2.1.18 Vehicles. All vehicles owned or leased by Seller which serve the Hotel, as set forth on Schedule 2.1.18.
          2.1.19 Management Agreement. The Management Agreement.
          2.1.20 Union Contract. That certain Collective Bargaining Agreement, by and between Westin O’Hare Lodging Corporation and International Union of Operating Engineers of Chicago, Illinois and Vicinity Local No. 399, dated as of July 1, 2003 (the “Union Contract”).
For purposes of this Section 2.1, the IT Systems, the Tenant Leases and the security deposits thereunder, the Equipment Leases and deposits thereunder, the Operating Agreements and deposits thereunder, the Warranties, the Plans and Specifications, and the Licenses and Permits where the terms “assignable” or “transferable” mean such items under which assignment or transfer is permitted without the consent or approval of any Person other than Seller or any of its Affiliates. Purchaser, at its cost and expense (subject to the proviso below), shall be responsible for obtaining, to the extent required for the continuation of the Business, the transfer or replacement of all IT Systems, the Equipment Leases and deposits thereunder, the Operating Agreements and deposits thereunder.
     2.2 Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) shall not be transferred, assigned or conveyed to Purchaser, and shall not be included in the definition of Property:
          2.2.1 Cash. Except for deposits expressly included in Section 2.1, all cash on hand or on deposit in any house bank, operating account or other account or reserve maintained in connection with the Business (and Seller shall receive a credit on the Closing Statement for any such reserves (including any capital reserves and/or replacement reserves required under the Management Agreement) that are not refunded to the Seller prior to or at Closing);
          2.2.2 Starwood Proprietary Property. All (i) trademarks, trade names, service marks, symbols, logos and other intellectual property rights held by Seller or any Starwood Entity, except as set forth in Schedule 2.1.12 (the “Starwood Proprietary Marks”); (ii) signs and other fixtures and personal property at the Hotel which bear any of the Starwood Proprietary Marks; (iii) Starwood Entity internal management, operational, employee and similar manuals, handbooks and publications; and (iv) Starwood Entity centralized systems and programs used in connection with the Business, including the (A) sales and marketing, (B) Starwood Preferred Guest program, and (C) purchasing, systems and programs. Notwithstanding the foregoing, it is contemplated that certain of the items listed in subsections (i) through (iv) above may continue to be used in the Business at the Hotel pursuant to and subject to the terms of the Management Agreement, but Seller shall in no event have any obligation with respect thereto nor shall the continued use of such items be a condition to Purchaser’s obligations under this Agreement;
          2.2.3 National/Regional Operating Agreements. All Operating Agreements pursuant to which goods, services, licenses or other items are provided to other hotels which are owned, leased or operated by any Starwood Entity, in addition to the Hotel (the “National/Regional Operating Agreements”), which shall be terminated by Seller at Closing with respect to the Hotel at Seller’s cost and expense. Notwithstanding the foregoing, it is contemplated that certain of the National/Regional Operating Agreements may continue to be used in the Business at the Hotel pursuant to and subject to the terms of the Management Agreement;
          2.2.4 Third-Party Property. Any fixtures, personal property owned by (i) the lessor under any Equipment Leases, (ii) the supplier, vendor, licensor or other party under any Operating Agreements, National/Regional Operating Agreements or Licenses and Permits, (iii) the tenant under any Tenant Leases, (iv) the Manager to the extent set forth on Schedule 2.2.4, (v) any Employees, or (vi) any guests or customers of the Hotel;
          2.2.5 Excluded IT Systems. The IT Systems set forth in Schedule 2.2.5 (the “Excluded IT Systems”). Notwithstanding the foregoing, it is contemplated that certain of the Excluded IT Systems may continue to be used in the Business at the Hotel pursuant to and subject to the terms and provisions of the Management Agreement;
          2.2.6 Excluded F&B. Any alcoholic beverages to the extent the sale or transfer of the same as contemplated in this Agreement is not permitted under Applicable Law (the “Excluded F&B”).
          2.2.7 Employment Contracts. Any employment contracts between Employer and Employees.
     2.3 Assumed Liabilities. At Closing, Purchaser shall assume all Liabilities arising from, relating to or in connection with the Property or the Hotel, including all Liabilities with respect to the condition of the Property, first arising on or after the Closing, subject to Seller’s express representations and warranties in Section 7.1, including any such Liabilities relating to the design, construction, engineering, maintenance and repair or environmental condition of the Property arising on or after the Closing, but expressly excluding the Retained Liabilities (the “Assumed Liabilities”).
     2.4 Retained Liabilities. At Closing, Seller shall retain all Liabilities for (i) the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Tenant Leases, the Management Agreement (with the agreement that any amounts payable under the Union Contract by virtue of the Management Agreement shall be covered by clause (ii) below), Contracts and Licenses and Permits, except to the extent Purchaser has received a credit for and in the amount of such Liabilities under Section 11.2, (ii) the payment of any amounts due and payable (meaning then due and payable under the terms of the Union Contract but excluding any payment or contribution for any actual or alleged “unfunded liability” under the Union Contract with respect to a multi-employer pension plan (including any withdrawal liability assessed with respect to any multi-employer pension plan to which contributions are made pursuant to the Union Contract)) prior to the Closing Date under the Union Contract, except to the extent Purchaser has received a credit for and in the amount of such Liabilities under Section 11.2, (iii) the payment of all Taxes due and payable or accrued but not yet due or payable prior to the Closing, except to the extent Purchaser has received a credit for and in the amount of such Taxes under Section 11.2, and (iv) all other Liabilities arising from, relating to or in connection with the Property or the Hotel based on any event which occurred at the Hotel prior to the Closing Date, including the litigation disclosed on Schedule 7.1.7 (the “Retained Liabilities”).
ARTICLE 3
PURCHASE PRICE
     3.1 Purchase Price. The purchase price for the Property is One Hundred Twenty Five Million and no/100 Dollars ($125,000,000.00) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations pursuant to Section 11.2, the Accounts Receivable pursuant to Section 11.3, and as otherwise expressly provided in this Agreement.
     3.2 Earnest Money.
          3.2.1 Deposit of Earnest Money. Purchaser shall on or before the Business Day following the Effective Date deposit the amount of Five Million and no/100 Dollars ($5,000,000.00) (the “First Deposit”) with Escrow Agent which is held in a strict joint order escrow as earnest money pursuant to that certain Earnest Money Escrow Agreement, dated as of September 6, 2006, among Seller, Purchaser and Escrow Agent in the form of Exhibit A (the “Earnest Money Escrow Agreement”). If Purchaser terminates this Agreement pursuant to the Due Diligence Contingency in accordance with Article 4, the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4 and the Earnest Money Escrow Agreement. If Purchaser does not desire to terminate this Agreement pursuant to the Due Diligence Contingency, then Purchaser shall be obligated to deposit with Escrow Agent on the Business Day following the end of the Due Diligence Period an additional Two Million and 00/100 ($2,000,000.00) (the “Second Deposit”) to be held pursuant to the Earnest Money Escrow Agreement and the Earnest Money shall be non refundable to Purchaser, except as otherwise expressly provided in this Agreement.
          3.2.2 Investment of Earnest Money. The Earnest Money shall be invested in accordance with the Earnest Money Escrow Agreement.
          3.2.3 Disbursement of Earnest Money to Seller. At Closing, Purchaser and Seller shall direct Escrow Agent to disburse the Earnest Money to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money so disbursed to Seller. If this Agreement is terminated and Seller is entitled to the Earnest Money under an express provision of this Agreement, then Purchaser and Seller shall provide a written direction to Escrow Agent to disburse the Earnest Money to Seller no later than two (2) Business Days after such termination.
          3.2.4 Refund of Earnest Money to Purchaser. If this Agreement is terminated and Purchaser is entitled to a refund of the Earnest Money under an express provision of this Agreement, then Seller and Purchaser shall provide a written direction to Escrow Agent to disburse the Earnest Money to Purchaser no later than two (2) Business Days after such termination.
     3.3 Payment of Purchase Price.
          3.3.1 Payment at Closing. At Closing, Purchaser shall pay to Escrow Agent for payment to Seller by wire transfer of immediately available funds an amount equal to the Purchase Price (as adjusted pursuant to Section 3.1), less the Earnest Money disbursed to Seller. Purchaser shall cause the wire transfer of funds to be received by Seller no later than 1:00 p.m. (Eastern Time) on the Closing Date. In the event that the Purchase Price (as adjusted pursuant to Section 3.1) is not yet determined at 12:00 p.m. (Eastern Time), Purchaser shall wire transfer an amount that it estimates in good faith to be the amount of the Purchase Price (as adjusted pursuant to Section 3.1) less the Earnest Money disbursed to Seller, and the Purchaser and Seller shall make the requisite adjustments on the immediately following Business Day in order that the amount paid by Purchaser to Seller equals the amount of the Purchase Price (as adjusted pursuant to Section 3.1) agreed between the Purchaser and Seller.
          3.3.2 Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

     3.4 Allocation of Purchase Price. Purchaser hereby acknowledges that Seller will allocate the Purchase Price among the Land, the Improvements and the Personal Property as set forth in Schedule 3.4 for state and local transfer tax purposes, and that Seller’s allocation is based on Seller’s best judgment as to the fair market value of the Land, the Improvements and the Personal Property, respectively.
     3.5 Like-Kind Exchange. Notwithstanding anything to the contrary in this Agreement, Seller acknowledges and agrees that Purchaser may wish to acquire the Property as a replacement property in a transaction intended to qualify as a tax-free exchange under Section 1031 of the Code (the “Tax-Free Exchange”). If Purchaser elects to effect a Tax-Free Exchange pursuant to this Section 3.4, Purchaser shall provide written notice to Seller prior to Closing, in which case Purchaser shall enter into an exchange agreement and other exchange documents with a “qualified intermediary” (as defined in Treas. Reg. § 1.1031(k)-1(g)(4) of the Code) (the “Exchange Party”), pursuant to which Purchaser shall assign all of its right, title and interest (but not its liabilities or obligations) under this Agreement to the Exchange Party. Seller shall execute and deliver such documents as may be required to complete the transactions contemplated by the Tax-Free Exchange which are in form and substance reasonably acceptable to Seller, and otherwise cooperate with Purchaser in all reasonable respects to effect the Tax-Free Exchange. Notwithstanding the foregoing in this Section 3.4, the Tax-Free Exchange shall not diminish Seller’s rights, nor increase Seller’s liabilities or obligations, under this Agreement or cause any undue delay or any other adverse consequence to Seller as determined by Seller in its sole discretion and Seller shall have no liabilities with respect to whether the Tax-Free Exchange qualifies under Section 1031 of the Code or with respect to any other matter relating to the Tax-Free Exchange. Purchaser shall pay for all fees, costs and expenses in connection with the Tax-Free Exchange.
ARTICLE 4
DUE DILIGENCE
     4.1 Due Diligence Contingency. Purchaser shall have a period from the Effective Date until 5:00 p.m. (Eastern Time) on September 20, 2006 or such shorter time period as may be set forth in a written notice to Seller and Escrow Agent from Purchaser (the “Due Diligence Period”), to perform its due diligence review of the Property and all matters related thereto which Purchaser deems advisable, including any engineering, environmental, title, survey, financial, operational and legal compliance matters relating to the Property. If Purchaser, in its sole discretion, is not satisfied with the results of its due diligence review of the Property for any reason, Purchaser shall have the right to terminate this Agreement by failing to deliver to the Escrow Agent the Second Deposit by the time and in the manner required pursuant to Section 3.2.1, time being of the essence with respect to such deposit (the “Due Diligence Contingency”). If Purchaser terminates this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1, then the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. If Purchaser does not terminate this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1, Purchaser shall be deemed to have waived its rights to terminate this Agreement pursuant to the Due Diligence Contingency.
     4.2 Due Diligence Inspections. Purchaser shall have the right to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser reasonably deems advisable, in accordance with this Section 4.2 prior to the end of the Due Diligence Period (it being agreed that Inspections after the Due Diligence Period shall be governed by the provisions of Section 8.12). Purchaser may conduct the Inspections with its legal, accounting and other advisors, through each of their respective officers, employees, contractors, consultants, agents or representatives (“Purchaser’s Inspectors”); provided, however, that Purchaser shall cause the Purchaser’s Inspectors to comply with the provisions regarding Confidential Information set forth in Section 8.1. Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that (i) Purchaser shall provide Seller with at least twenty four (24) hours prior notice (which may be telephonic or by email) of each of the Inspections; (ii) Purchaser’s Inspectors shall, if required by Seller, be accompanied by an employee, agent or representative of Seller or Manager; (iii) Purchaser’s Inspectors shall use commercially reasonable efforts to conduct the Inspections on a Business Day between 10:00 a.m. and 5:00 p.m. (local time) unless otherwise approved by Seller; (iv) Purchaser’s Inspectors shall not perform any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion prior to the end of the Due Diligence Period; (v) Purchaser’s right to perform the Inspections shall be subject to the rights of tenants, guests and customers at the Hotel; and (vi) the Inspections shall not unreasonably interfere with the Business, and Purchaser’s Inspectors shall comply with Seller’s reasonable requests with respect to the Inspections to minimize such interference.
     4.3 Seller’s Due Diligence Materials.
          4.3.1 Purchaser acknowledges its receipt of the due diligence materials set forth on Schedule 4.3.1 and posted on the secure web site located at www.mkhotels.com/forsale/yourlist.asp established by Broker on or prior to the date this Agreement is executed by Purchaser (which may be prior to the Effective Date) (the “Data Room Web Site”). Seller shall provide to Purchaser promptly upon request by Purchaser, or make available to Purchaser at the Hotel for review and copying by Purchaser, such additional due diligence materials in Seller’s Possession relating to the Property which are reasonably requested by Purchaser, and Purchaser agrees to acknowledge in writing, upon Seller’s request, the receipt of any due diligence documents or materials delivered to Purchaser. (All documents and materials identified on Schedule 4.3.1, posted on the Data Room Web Site on or prior to the date this Agreement is executed by Purchaser (which may be prior to the Effective Date) or otherwise provided by Seller to Purchaser with receipt acknowledged by Purchaser, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Seller Due Diligence Materials”.)
          4.3.2 If this Agreement is terminated pursuant to the Due Diligence Contingency, Purchaser promptly shall (a) return all original Seller Due Diligence Materials provided to Purchaser (excluding any summaries, abstracts, compilations or other analyses made by or for Purchaser) that are specifically requested by Seller, and destroy all other Seller Due Diligence Materials, (b) cause all Persons to whom Purchaser has provided any Seller Due Diligence Materials to return any original Seller Due Diligence Materials to Purchaser that are specifically requested by Seller, and destroy all other Seller Due Diligence Materials, and (c) certify to Seller that all original Seller Due Diligence Materials that are specifically requested by Seller have been returned to Seller and all other Seller Due Diligence Materials have been destroyed.
     4.4 Purchaser’s Due Diligence Reports. Upon written request from Seller following any termination of this Agreement pursuant to the Due Diligence Contingency, Purchaser shall, so long as Seller has complied with its obligations under Section 3.2.4, provide a copy to Seller of all third party environmental, engineering and appraisal reports prepared for or on behalf of Purchaser in connection with the Inspections (the “Purchaser Due Diligence Reports”). If also requested by Seller in writing, Purchaser shall use commercially reasonable efforts to obtain an original of any such Purchaser Due Diligence Reports for Seller, together with a reliance letter in favor of Seller from the Person who prepared such Purchaser Due Diligence Reports; provided, however, that Seller shall pay for any fees, costs or expenses charged by such Person for such original Purchaser Due Diligence Report and/or reliance letter.

     4.5 Release and Indemnification. At Seller’s request, Purchaser shall, at its sole cost and expense, repair any damage to the Property, the Excluded Property or any other property owned by a Person other than Purchaser or Purchaser’s Inspectors to the extent such damage is caused by the Inspections, Purchaser, or Purchaser’s Inspectors (but specifically excluding any damages related solely to the discovery pursuant to the Inspections of any pre-existing condition at the Hotel or any such third party property) and in connection with any such damage restore the affected Property, the Excluded Property or third-party property to the same or better condition than as existed prior to such Inspections, or replace any such damaged property with property of the same or better quality. Purchaser (for itself and all Purchaser Indemnitees) hereby releases the Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee caused by the Inspections, except to the extent resulting from Seller’s gross negligence or willful misconduct. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees in accordance with Article 15 from and against any Indemnification Loss incurred by any Seller Indemnitee arising from or in connection with the Inspections (but specifically excluding any damages related solely to the discovery pursuant to the Inspections of any pre-existing condition at the Hotel or any such third party property), except to the extent resulting from Seller’s gross negligence or willful misconduct.
     4.6 Insurance. Purchaser has provided to Seller a certificate of insurance, in form and substance satisfactory to Seller, evidencing that Purchaser maintains (i) commercial general liability insurance in an amount no less than Five Million and no/100 Dollars ($5,000,000.00), with an insurance company with a Best’s rating of no less than A/VIII, insuring Purchaser against its indemnification obligations under Section 4.5, and naming Seller, Manager and such other Persons designated by Seller as an additional insured thereunder, and (ii) worker’s compensation insurance in amount, form and substance required under Applicable Law. Purchaser’s maintenance of such insurance policies shall not release or limit Purchaser’s indemnification obligations under Section 4.5.
ARTICLE 5
TITLE TO THE PROPERTY
     5.1 Title Commitment. Purchaser has received as of the Effective Date a commitment for an ALTA owner’s title insurance policy from Chicago Title Insurance Company for the Real Property (dated July 28, 2006 (commitment no. 1401 008352408)) (the “Title Commitment”), together with a copy of all documents referenced therein as obtained from the Title Company.
     5.2 Survey. Purchaser acknowledges its receipt of the Existing Survey. During the Due Diligence Period, Purchaser shall have the right to obtain, at Purchaser’s costs and expense, an updated survey of the Real Property (the “Survey”). Notwithstanding anything to the contrary contained in this Agreement, Purchaser agrees to keep the Property and the Excluded Property free from all liens from the Purchaser’s Inspectors or the surveyor and to indemnify Seller in accordance with Section 4.5 and Article 15 in the event any such lien should be attached against the Property or the Excluded Property from the Effective Date through the Closing.
     5.3 Exceptions to Title.
          5.3.1 Identification of Unpermitted Exceptions. (i) The rights and interests of customers and guests at the Hotel to occupy rooms on a transient license basis, (ii) the rights of tenants under the Tenant Leases, as tenants only, pursuant to the Tenant Leases set forth on Schedule 7.1.12, or entered into after the date hereof in accordance with Section 8.2 of this Agreement, (iii) all liens and encumbrances caused or created by any Purchaser Indemnitee, (iv) any matter shown on the Existing Survey, (v) Title Exceptions set forth on Schedule B-1 of the Title Commitment (other than any Required Removal Exceptions, including those pertaining to the existing mortgage by Existing Lender) and (iv) any

Title Exception or Survey Defects permitted pursuant to Sections 5.3.2 and 5.3.3 shall be referred to collectively herein as the “Permitted Exceptions”. All Required Removal Exceptions and Title Exceptions or Survey Defects not permitted pursuant to Sections 5.3.2 and 5.3.3, shall be referred to as “Unpermitted Exceptions”.
          5.3.2 Updated Title Commitment or Survey. If any update to the Title Commitment discloses any liens, encumbrances or other exceptions to title not shown on the Title Commitment (“Title Exceptions”) or any Survey discloses any encroachments on to or from adjoining properties, encroachments on to easements from Improvements, set back line violations or other survey defects not shown on the Existing Survey (“Survey Defects”), and (i) such Title Exception or Survey Defect would have, upon Closing, a materially adverse effect on the Business or the ownership of the Real Property, or on the value of the Business or the value or financeability of the Real Property, and (ii) such Title Exception or Survey Defect was not caused or created by any Purchaser Indemnitee or any Person acting on behalf of any Purchaser Indemnitee, then Purchaser shall have the right to request that Seller remove or cure such Title Exception or Survey Defect at or prior to Closing, by providing written notice to Seller not later than the later to occur of (A) five (5) Business Days after receipt of the update or new title commitment or the Survey and (B) the expiration of the Due Diligence Period (the “Title and Survey Objection Notice”). If Purchaser timely provides a Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “Title and Survey Election Notice”) to Purchaser within the earlier of: (X) ten (10) Business Days after Seller’s receipt of such Title and Survey Objection Notice, or (Y) three (3) Business Days prior to the Closing Date, (1) to accept such Title Exception or Survey Defect as an additional Unpermitted Exception to be removed or cured at or prior to Closing, or (2) not to remove or cure such Title Exception or Survey Defect; provided, however, that if such Title Exception or Survey Defect is a Required Removal Exception (whether or not set forth in a Title and Survey Objection Notice), then such Title Exception or Survey Defect shall constitute an “Unpermitted Exception” and Seller shall remove or cure such Title Exception or Survey Defect at or prior to Closing. Except with respect to any Required Removal Exception which Seller shall be required to remove on or prior to Closing, if Seller does not provide a Title and Survey Election Notice to Purchaser within such time period, then Seller shall be deemed to have elected not to remove or cure such Title Exception or Survey Defect as an Unpermitted Exception pursuant to clause (2) of the preceding sentence. If Seller elects or is deemed to have elected not to remove or cure a Title Exception or Survey Defect, then Purchaser shall have the right to elect, as its sole and exclusive right with respect thereto, by providing written notice to Seller (the “Title and Survey Response Notice”) within the earlier of ten (10) Business Days after Purchaser’s receipt of the Title and Survey Election Notice or the Closing Date to (I) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (II) proceed to Closing pursuant to this Agreement and accept title to the Real Property subject to such Title Exception or Survey Defect which thereafter shall be deemed to constitute a Permitted Exception, without any credit against the Purchase Price for such Title Exception or Survey Defect. If Purchaser does not provide a Title and Survey Response Notice to Seller within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (II) of the preceding sentence.
          5.3.3 Removal of Unpermitted Exceptions. Seller shall have no obligation to cure any Title Exceptions or Survey Defects other than the Unpermitted Exceptions. Seller may, at its option, cure any Unpermitted Exception by (i) causing such Unpermitted Exception to be removed from the Title Policy, prior to Closing or (ii) causing the Title Company to commit to remove or insure over such Unpermitted Exception at any time prior to or at Closing, in each case with no right of the Title Company to seek recourse to Purchaser or the Property, in which case the same shall be deemed to constitute a Permitted Exception, without any credit against the Purchase Price for such Title Exception or Survey Defect. Seller shall pay and discharge all Required Removal Exceptions on or before Closing. If the

Title Company does not agree to remove or insure over any Unpermitted Exception, but another nationally recognized title insurance company reasonably acceptable to Purchaser is willing to issue the Title Policy without such Unpermitted Exception and at the same premium cost as has been quoted by the Title Company, then Seller shall have the right to obtain, and Purchaser shall accept, a title policy from such other title insurance company which otherwise shall satisfy the requirements set forth in this Agreement, in which case the term “Title Company” shall be deemed to refer to such other title insurance company for all purposes in this Agreement.
          5.3.4 Extension of Closing Date. If Seller determines that it will be unable to remove or cure any Unpermitted Exception prior to Closing, Seller shall have the right, but not the obligation, to postpone the Closing one time for up to sixty (60) days by providing written notice to Purchaser no later than three (3) Business Days prior to the then Scheduled Closing Date; provided, however, that any such postponement that exceeds ten (10) days in the aggregate shall be conditioned upon Seller’s agreement (which shall be subject to disclosure by Purchaser of the amount of all costs) to reimburse Purchaser for any out-of-pocket cost payable by Purchaser to Purchaser’s Lender to extend any loan commitment including the cost of any rate lock or spread lock extension.
     5.4 Title Policy. At Closing, Purchaser may cause the Title Company to issue an owner’s title insurance policy to Purchaser (which may be in the form of a mark up of the Title Commitment) showing the Real Property vested in Purchaser as of the Closing Date, in the amount of the Purchase Price, in the form of the Title Commitment, subject to the Permitted Exceptions, with an extended coverage endorsement over the general title exceptions (the “Title Policy”).
ARTICLE 6
CONDITION OF THE PROPERTY
     6.1 PROPERTY SOLD “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY SELLER DOCUMENT, (A) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY SELLER DOCUMENT, SELLER HAS NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.
     6.2 LIMITATION ON REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY SELLER DOCUMENT OR, IN THE CASE OF MANAGER, ANY MANAGEMENT AGREEMENT ESTOPPEL, NEITHER SELLER, ANY STARWOOD ENTITY, MANAGER, OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS, (C) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS WITH ANY

ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS.
     6.3 RELIANCE ON DUE DILIGENCE. PURCHASER ACKNOWLEDGES AND AGREES THAT:
          6.3.1 PURCHASER SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE BUSINESS AS OF THE EXPIRATION OF THE DUE DILIGENCE PERIOD, INCLUDING REVIEWING ALL SELLER DUE DILIGENCE MATERIALS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY AND THE BUSINESS;
          6.3.2 PURCHASER SHALL BE DEEMED TO BE SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY AND THE BUSINESS, IF PURCHASER DOES NOT TERMINATE THIS AGREEMENT UPON THE EXPIRATION OF THE DUE DILIGENCE PERIOD;
          6.3.3 PURCHASER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE COVENANTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR ANY SELLER DOCUMENT OR, IN THE CASE OF MANAGER, ANY MANAGEMENT AGREEMENT ESTOPPEL, IN PURCHASING THE PROPERTY;
          6.3.4 PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLER, MANAGER, ANY STARWOOD ENTITY (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT, ANY SELLER DOCUMENT OR, IN THE CASE OF MANAGER, ANY MANAGEMENT AGREEMENT ESTOPPEL), OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING; AND
          6.3.5 EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY SELLER DOCUMENT, (I) SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE SELLER DUE DILIGENCE MATERIALS, (II) PURCHASER ACKNOWLEDGES AND AGREES THAT THE SELLER DUE DILIGENCE MATERIALS ARE PROVIDED TO PURCHASER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF THE SELLER DUE DILIGENCE MATERIALS SHALL BE AT THE SOLE RISK OF PURCHASER, AND (III) NEITHER SELLER NOR ANY RESPECTIVE AFFILIATE THEREOF, NOR THE PERSON OR ENTITY WHICH PREPARED ANY OF THE SELLER DUE DILIGENCE MATERIALS DELIVERED OR MADE TO PURCHASER SHALL HAVE ANY LIABILITY TO PURCHASER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH SELLER DUE DILIGENCE MATERIALS.

     6.4 RELEASE AND WAIVER OF SELLER FOR ENVIRONMENTAL LIABILITIES AND VIOLATIONS OF APPLICABLE LAW. NOTWITHSTANDING ANY INDEMNIFICATION OBLIGATION OF SELLER UNDER THIS AGREEMENT, PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) DOES HEREBY FOREVER WAIVE, RELEASE AND DISCHARGE THE SELLER INDEMNITEES FROM ANY AND ALL ENVIRONMENTAL CLAIMS, ENVIRONMENTAL LIABILITIES, AND ALL VIOLATIONS OF APPLICABLE LAW (INCLUDING VIOLATIONS OF THE AMERICANS WITH DISABILITIES ACT OF 1990) THE PURCHASER INDEMNITEES MAY HAVE AGAINST THE SELLER INDEMNITEES, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER; PROVIDED, HOWEVER, THAT SUCH WAIVER, RELEASE AND DISCHARGE SHALL NOT APPLY TO ANY INDEMNIFICATION OBLIGATION OF SELLER TO THE EXTENT RESULTING FROM A BREACH OF SELLER’S REPRESENTATION OR WARRANTY SET FORTH IN SECTION 7.1.6 AND SECTION 7.1.10.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
     7.1 Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction described in this Agreement, Seller hereby makes the express representations and warranties in this Section 7.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely.
          7.1.1 Organization and Power. Seller is duly formed, validly existing, and in good standing in the State of Delaware, and in good standing in the State of Illinois. Seller has all requisite power and authority to own the Property, and conduct the Business as currently owned and conducted.
          7.1.2 Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by either of them pursuant to this Agreement (the “Seller Documents”), and to perform all obligations of Seller under each of the Seller Documents, (ii) the execution and delivery by the signer on behalf of Seller of each of the Seller Documents, and the performance by Seller, as applicable, of its obligations under each of the Seller Documents, has been, or will be when executed and delivered, duly and validly authorized by all necessary action, (iii) each of the Seller Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Seller, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency and other laws affecting creditor’s rights or equity principals generally, and (iv) Seller has full power and authority to execute such documents and/or do such things as may be required to perform all of Seller’s obligations under this Agreement.
          7.1.3 Consents and Approvals; No Conflicts. Subject to the recordation of any Seller Documents as appropriate, and except as disclosed in Schedule 7.1.3, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of any of the Seller Documents, or the performance by Seller of any of its obligations under any of the Seller Documents, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on the ownership or operation of the Business, and (ii) neither the execution and delivery by Seller of any of the Seller Documents, nor the performance by Seller of any of its obligations under any of the Seller Documents will: (A) violate any provision of Seller’s organizational or governing documents; (B) violate any Applicable Law to which Seller is subject; (C) result in a violation or breach of, or constitute a default under any of the Material Contracts, or (D) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

          7.1.4 Title to Personal Property. Except as set forth in Schedule 7.1.4, Seller has not pledged, assigned, hypothecated or transferred any of its right, title or interest in any Personal Property. Seller has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing.
          7.1.5 Condemnation. Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened against the Property or any portion thereof.
          7.1.6 Compliance with Applicable Law. Except as set forth in Schedule 7.1.6, Seller has not received any written notice from any Governmental Authority or the Manager informing it of a violation of any Applicable Law with respect to the Property which has not been cured or dismissed.
          7.1.7 Litigation. Except as set forth in Schedule 7.1.7, Seller has not (i) been served with any court filing or received any written notice in any pending or threatened litigation with respect to the Property or the Business in which Seller is named a party which has not been resolved, settled or dismissed, or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or the Manager or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to the Property or the Business to which Seller is a named party which has not been resolved, settled or dismissed.
          7.1.8 Employees.
                  (a) Union Contracts. Except for the Union Contract, Seller is not a party to any collective bargaining agreement with any labor union with respect to the Employees.
                  (b) Employment Agreements. Seller is not a party to any individual employment or compensation agreements with any of the Employees, and Seller has no Employees.
          7.1.9 Taxes. (i) all Taxes which are currently due and payable will be paid in full or prorated at Closing as part of the Prorations pursuant to Section 11.2; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which are currently due and payable at Closing, (ii) Seller has not received any written notice for an audit of any Taxes which has not been resolved or completed, and (iii) Seller is not currently contesting any Taxes.
          7.1.10 Environmental Matters. To Seller’s Knowledge, Schedule 7.1.10 sets forth a correct and complete list of all environmental assessments, reports and studies relating to the Property in Seller’s Possession (the “Environmental Reports”), and Seller has made available to Purchaser a true and complete copy of the Environmental Reports. Seller has not received any written notice from any Governmental Authority or the Manager or any other Person of any Environmental Claims, Environmental Liabilities or violation of any Environmental Laws with respect to the Property.
          7.1.11 Licenses and Permits. Except as set forth in Schedule 7.1.11, Seller has received no written notice from any Governmental Authority or the Manager of (i) any violation, suspension, revocation or non renewal of any Licenses and Permits that has not been cured or dismissed, or (ii) any failure by Seller to obtain any Licenses and Permits that has not been cured or dismissed.
          7.1.12 Tenant Leases. Schedule 7.1.12 sets forth a correct and complete list of the Tenant Leases, and Seller has made available to Purchaser a true and complete copy of the Tenant Leases.

Except as set forth in Schedule 7.1.12, Seller has neither given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured, and to Seller’s Knowledge, there are no material defaults under the Tenant Leases by any of the parties thereto which have not been cured, (ii) to Seller’s Knowledge, fixed rent and additional rent are currently being collected under such Tenant Leases without offset, counterclaim or deduction, (iii) all work required to be performed by Seller pursuant to the Tenant Leases has been performed in full, (iv) Schedule 7.1.12 sets forth a true and complete list of security deposits currently held by Seller with respect to the Tenant Leases, and (v) except as set forth on Schedule 7.1.12, there are no brokerage commissions or finders fees payable by Seller with respect to any current or renewal term of the Tenant Leases or the negotiation of any new Tenant Lease.
          7.1.13 Material Contracts. Schedule 7.1.13 sets forth a correct and complete list of the Material Contracts, and Seller has made available to Purchaser a true and complete copy of the Material Contracts. Except as set forth on Schedule 7.1.13, Seller has neither given nor received any written notice of any breach or default under any of the Material Contracts which has not been cured, and to Seller’s Knowledge, there are no material defaults under any of the Material Contracts by any of the parties thereto which have not been cured.
          7.1.14 Management Agreements. Except for the Management Agreement or as otherwise disclosed in this Agreement, Seller is not a party to any management, franchise, license, concession or other agreements with respect to the management of the Hotel.
          7.1.15 ERISA. Seller is not a Plan, and the Property and Business do not constitute a Plan under the Department of Labor Regulations codified at Section 2510.3-101, subject to Title I of ERISA or Section 4975 of the Code.
          7.1.16 Finders and Investment Brokers. Except for the Broker, Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other similar capacity for or on behalf of Seller in connection with the transaction described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.
          7.1.17 Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.
          7.1.18 Bankruptcy. No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), whether voluntary or involuntary, relating to Seller is pending, or to Seller’s Knowledge is being threatened against Seller by any Person.
          7.1.19 Financial Information. Attached as Schedule 7.1.21 are the audited financial statements for the Hotel received from the Manager for the year ended December 31, 2005 and unaudited financial statements for the Hotel received from the Manager for the six months ended June 30, 2006 and for the month ended July 31, 2006. To Seller’s knowledge, these financial statements present fairly, in all material respects, the results of operations for the Hotel for the period covered by such statements, subject to standard year-end adjustments for any year-to-date statements.
     Notwithstanding anything contained in this Agreement to the contrary, if Purchaser has Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to Closing, and Purchaser nevertheless proceeds to close the transaction described in this Agreement, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge of such breach.
     7.2 Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 7.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely.
          7.2.1 Organization and Power. Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware, is (or will be prior to Closing) qualified to do business in the State of Illinois, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.
          7.2.2 Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under each of the Purchaser Documents, (ii) the execution and delivery by the signer on behalf of Purchaser of each of the Purchaser Documents, and the performance by Purchaser of its obligations under each of the Purchaser Documents, has been, or will be when executed and delivered, duly and validly authorized by all necessary action by Purchaser, and (iii) each of the Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditor’s rights or equity principals generally.
          7.2.3 Consents and Approvals; No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of the Purchaser Documents, the performance by Purchaser of any of its obligations under any of the Purchaser Documents, or the consummation by Purchaser of the transaction described in this Agreement, and (ii) neither the execution and delivery by Purchaser of any of the Purchaser Documents, nor the performance by Purchaser of any of its obligations under any of the Purchaser Documents, nor the consummation by Purchaser of the transaction described in this Agreement, will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject (including any rules or regulations of the United States Treasury’s Office, Office of Foreign Assets Control); or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.
          7.2.4 Finders and Investment Brokers. Except for Broker, Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.
          7.2.5 ERISA. The funds to be used by Purchaser with respect to the transactions contemplated by this Agreement do not constitute the assets of a Plan under Department of Labor Regulation Section 2510.3-101, subject to Title I of ERISA or Section 4975 of the Code.
          7.2.6 No Violation of Anti-Terrorism Laws. None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor to Purchaser’s Knowledge any Person holding any direct or indirect interest in Purchaser is in violation of any Anti-Terrorism Laws.

     Notwithstanding the foregoing, if Seller has Knowledge prior to Closing of a breach of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to close this transaction, such representation or warranty by Purchaser with respect to such matter shall be deemed to be modified to reflect such Knowledge.
ARTICLE 8
COVENANTS
     8.1 Confidentiality.
          8.1.1 Disclosure of Confidential Information. Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement or any information disclosed by the Inspections or in the Seller Due Diligence Materials, the Purchaser Due Diligence Reports or any other documents, materials, data or other information with respect to the Property or the Business which is not generally known to the public (other than a disclosure arising from a breach or default of the confidentiality provisions of this Agreement) (the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information required under Applicable Law, or (ii) disclose any Confidential Information to any Person on a “need to know” basis, such as their respective shareholders, principals, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, advisors, agents, representatives, engineers, surveyors, lenders, investors, managers, franchisers and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Purchaser (A) in the case of clause (i) shall advise Seller immediately upon receiving any demand for disclosure of any Confidential Information pursuant to Applicable Law, and Seller shall have the right to obtain a protective order or agree to an arrangement with the Person demanding such Confidential Information to prevent or limit the extent of such disclosure prior to Purchaser’s disclosure of such Confidential Information (unless on the advice of counsel such information is required to be disclosed by Purchaser prior to obtaining such protective order or agreement), and (B) in the case of clause (ii) shall advise such Person of the confidential nature of such Confidential Information, and cause such Person to maintain the confidentiality of such Confidential Information.
          8.1.2 Public Announcements. Seller and Purchaser shall each have the right to make public announcements regarding the transaction described in this Agreement, provided that the other Party shall reasonably approve the form and substance of any such public announcement. Further, each Party and its Affiliates will not require the other Party’s prior approval (a) to make any disclosure or filing required by Applicable Law, (b) to make any disclosure required to perform its obligations under this Agreement, or (c) to make any disclosure it deems necessary or appropriate in order to obtain the Manager’s approval to the sale under the Management Agreement to the sale contemplated by this Agreement.
          8.1.3 Communication with Governmental Authorities. Without limiting the generality of the provisions in Section 8.1, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including Purchaser’s Inspectors), directly or indirectly, communicate with any Governmental Authority or any official, employee or representative thereof, involving any matter with respect to the Property or the Business prior to the expiration of the Due Diligence Period, except as contemplated in Section 8.3 hereof or except with respect to a zoning letter or PZR report. Notwithstanding the foregoing, without Seller’s consent, Purchaser may communicate on a “no names basis” with any applicable state or federal (but not municipal or local) governmental authority regarding the processes and costs associated with transferring the Licenses and Permits or the Property.

          8.1.4 Communication with Employees. Without limiting the generality of the provisions in Section 8.1.1, Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including Purchaser’s Inspectors), directly or indirectly, communicate with any Employees or any Person representing any Employees involving any matter with respect to the Property, the Business, the Employees or this Agreement, without Seller’s prior written consent, which consent may be withheld in Seller’s reasonable discretion, unless such communication is arranged by Seller. If Purchaser knowingly breaches its covenants in this Section 8.1.4, then (without limiting Seller’s other rights and remedies by reason thereof), Seller shall have the right to terminate this Agreement in accordance with Section 13.1. Notwithstanding the foregoing, Purchaser may upon advance notice to Seller communicate with the Manager (accompanied by telephone or in person by a representative of Seller if required by Seller) for the purpose of negotiating a management agreement amendment, estoppel and/or assignment and assumption agreement.
     8.2 Conduct of the Business.
          8.2.1 Operation in Ordinary Course of Business. From the Effective date until the Closing or earlier termination of this Agreement, Seller shall direct the Manager to, and shall itself (to the extent it has approval rights or other rights to direct or approve the actions of the Manager), conduct the Business in the Ordinary Course of Business, including (i) maintaining the inventories of FF&E, Supplies, F&B and Retail Merchandise at levels maintained in the Ordinary Course of Business, (ii) performing maintenance and repairs for the Real Property and tangible Personal Property in the Ordinary Course of Business; (iii) maintaining insurance coverages consistent at such point in time in accordance with Starwood’s risk management policies for its managed hotels substantially similar to the Hotel and consistent with the Hotel’s location; and (iv) renewing of Licenses and Permits. Seller agrees to provide Purchaser with copies of all material written notices received by Seller or the Manager relating to the ownership or operation of the Hotel, including those received by Seller under the Management Agreement. Seller agrees to provide Purchaser with monthly reports relating to the ownership and operation of the Hotel to the extent and in the manner done in the Ordinary Course of Business. Seller also agrees (and agrees to cause Manager, subject to the terms of the Management Agreement) to arrange meetings (telephonically or in person as reasonably and mutually agreed by Purchaser and Seller) with Purchaser to provide Purchaser with updates regarding the ownership and operation of the Hotel and the Business. Purchaser shall have the right from the Effective Date through the Closing Date, at Purchaser’s option, to solicit estoppel certificates in form and substance reasonably acceptable to Purchaser for the tenants under the Tenant Leases or under any instruments constituting Title Exceptions; provided that (x) Purchaser shall provide prior written notice thereof to Seller, and Seller shall have the right (but not the obligation) to itself solicit (rather than Purchaser) such estoppel certificates from said tenants or under such instruments, (y) whether Purchaser obtains or does not obtain any such estoppel certificates shall not be a condition to Purchaser’s obligations hereunder, and (z) Purchaser shall not solicit (or request that Seller solicit) any such estoppel certificate from any single tenant under a Tenant Lease on more than one (1) occasion from the Effective Date through the Closing Date. In the event that Purchaser solicits said estoppel certificates from the tenants or under such instruments, Seller agrees to use commercially reasonable efforts to cooperate with Purchaser for the purposes of obtaining such estoppel certificates, as requested by Purchaser. In the event that Seller elects to solicit said estoppel certificates from the tenants or under such instruments, Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser any such requested estoppel certificates within ten (10) Business Days after delivery of any such estoppel certificates by Purchaser to Seller.
          8.2.2 Contracts. Except as set forth in Schedule 8.2.2, from the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not, without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed until after the expiration of the Due Diligence Period, at which time Purchaser’s consent may be withheld in its sole discretion, (i)

terminate or materially amend any Licenses and Permits or Warranties, or except in the Ordinary Course of Business extend or renew any existing Licenses and Permits, (ii) amend, enter into, terminate, extend or renew any new or existing Tenant Leases (other than the continuation of month-to-month Tenant Leases with existing tenants), or (iii) materially amend, enter into, terminate, extend or renew any Material Contracts, unless such Material Contracts are to be performed and then terminated prior to Closing, paid for entirely by Seller or are entered into in the Ordinary Course of Business and are terminable by Purchaser without any termination fee upon not more than ninety (90) days notice.
     8.3 Licenses and Permits. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for obtaining, to the extent required for continuation of the Business, the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits, including the licenses and permits required for the sale and service of alcoholic beverages at the Hotel (the “Liquor Licenses”). Purchaser, at its cost and expense, shall, to the extent required for the continuation of the Business, submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including the Liquor Licenses, as of the Closing, and Seller shall use commercially reasonable efforts (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. Notwithstanding anything to the contrary in this Section 8.3, Purchaser shall not, except as expressly permitted under Section 8.1.3, communicate, file any application or otherwise commence any procedure or proceeding with any Governmental Authority for the transfer of any Licenses or Permits or issuance or new licenses and permits, or post any notices at the Hotel or publish any notices required for the transfer of the Licenses or Permits or issuance of new licenses and permits, including the Liquor Licenses, prior to the expiration of the Due Diligence Period. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits, and provided that Purchaser does not terminate this Agreement pursuant to the Due Diligence Contingency, Purchaser may communicate, file applications or otherwise commence procedures or proceedings with Governmental Authorities for the transfer of Licenses or Permits or issuance or new licenses and permits, and post notices at the Hotel or publish any notices required for the transfer of the Licenses or Permits or issuance of new licenses and permits, subject to the reasonable approval of Seller. Further, Purchaser hereby agrees to pay for any costs and expenses relating to such new licenses and permits. Notwithstanding anything to the contrary contained herein, (a) any transfer of the Licenses and Permits or issuance of new licenses and permits in the name of Purchaser shall not be effective until Closing and (b) any costs and expenses attributable to Licenses and Permits that relate to the hiring or transfer of Employees shall be governed by the provisions of Section 8.4.
     8.4 WARN Act. Purchaser hereby covenants and agrees to (i) not terminate or disturb, nor permit Manager to terminate or disturb (to the extent Purchaser has such right under the Management Agreement), any contracts and agreements with any Hotel employee regarding employment at or in connection with the operation of the Hotel in effect as of the date of Closing; and (ii) assume, or direct Manager to assume, the Union Contract without modification or amendment. Purchaser also covenants and agrees not to terminate or disturb, nor permit Manager to terminate or disturb (to the extent Purchaser has such right under the Management Agreement), the Hotel employees employed by Manager immediately prior to Closing (including, without limitation, those employees who are actively employed, part-time employees as defined under the WARN Act, on leave, or on other permitted absence from employment), nor substantially change or permit to be changed any of the material terms and conditions of their employment immediately prior to Closing, if the same could result in any obligations, liability for, or claims against either, or all, of Purchaser, Seller and Manager under the WARN Act. Purchaser shall (or shall cause the Manager or any replacement manager) to be responsible for compliance with the notice and continuation coverage requirements of Section 4980B of the Code (COBRA) that arise with respect to the Hotel employees on account of the transactions contemplated by this Agreement, if any. Purchaser acknowledges that it is a successor employer for purposes of Section 4980B of the Code. Purchaser agrees to indemnify, defend and hold harmless Seller, Manager and each of their respective partners, employees and affiliates from and against any and all losses, liabilities, claims and damages arising out of or otherwise in respect of either or both of (a) Purchaser’s (or any replacement manager’s) failure to comply with any of the covenants in this Section 8.4, including, without limitation, any liability arising due to the failure to assume the Union Contract, and (b) any liability or obligations under the WARN Act or otherwise with respect to the termination or disturbance of Hotel employees, or any change in their employment terms and conditions, in connection with the purchase and sale of the Hotel or its effect on the employees. The provisions of this Section 8.4 shall survive Closing.
     8.5 Bookings. Purchaser shall honor all Bookings made prior to the Closing Date for any period on or after the Closing Date, including any Bookings by any Person in redemption of any benefits accrued under the Starwood Preferred Guest or Hot Rates programs.
     8.6 Tax Contests.
          8.6.1 Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, that Seller shall not settle any Tax protest in a manner that will: (i) increase the assessment of the Real Property over the original assessed valuation established by the Cook County Assessor for the taxable period which includes the Closing Date or any subsequent taxable periods (each a “Subsequent Taxable Period”) or (ii) decrease the amount of any reduction or refund that would otherwise be payable for any Subsequent Taxable Periods.
          8.6.2 Taxable Period Including the Closing Date. Subject to the consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date; provided, however, that Seller shall not settle any Tax protest in an manner that will: (i) increase the assessment of the Real Property over the assessed valuation established by the Cook County Assessor relating to Taxes for any Subsequent Taxable Period or (ii) decrease the amount of any reduction or refund that would otherwise be payable for any Subsequent Taxable Periods. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within thirty (30) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such thirty (30) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, including reasonable attorneys’ fees, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party.
          8.6.3 Taxable Period Commencing After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.
          8.6.4 Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes.
     8.7 Notices and Filings. Seller shall send an announcement to all tenants under any Tenant Leases as of the Closing Date in form and substance reasonably acceptable to Purchaser, informing such tenants of the change of ownership and operation of the Hotel to Purchaser. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Contracts, Warranties, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property or the Business.
     8.8 Access to Information. After the Closing, to the extent permitted under the Management Agreement, Purchaser shall provide to the officers, employees, agents and representatives of any Seller Indemnitees reasonable access to the books and records with respect to the Hotel and the Business (and Seller shall have the right to make copies (at Seller’s expense) of such books and records) and the Property in connection with an audit, compliance with any Applicable Law, the filing of tax returns or the defense of any claim in connection with this Agreement, provided (a) such Seller Indemnitees shall provide reasonable prior written notice (which may be by email) to Purchaser; (b) Purchaser shall not be required to provide such access during non business hours; (c) Purchaser shall have the right to accompany the officer, employees, agents or representatives of such Seller Indemnitees in providing access to the books and records, as provided in this Section 8.8, and (d) Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees in accordance with Article 15 from and against any Indemnification Loss incurred by any Purchaser Indemnitees arising from any examinations conducted by Seller, its employees, agents or representatives pursuant to this Section 8.8, except to the extent such Indemnification Loss results from Purchaser’s or Purchaser Indemnitee’s gross negligence or intentional misconduct. Seller shall, at its cost and expense, repair any damage to the Property or any other property owned by any Person other than Seller in connection with the exercise of Seller’s rights pursuant to this Section 8.8 and restore the Property or such third party property to the same condition as existed prior to the exercise of Seller’s rights under this Section 8.8. Seller (on behalf of itself and any Seller Indemnitees) hereby releases the Purchaser Indemnitees from any Indemnification Loss incurred by Seller (or any Seller Indemnitee) pursuant to the provisions of this Section 8.8, except for Purchaser’s gross negligence and willful misconduct. Purchaser, at its cost and expense, shall retain all books and records with respect to the Hotel for a period of seven (7) years after the Closing. As used in this Section 8.8, “books and records” shall refer to all books and records located at the Hotel which relate exclusively to the Hotel or the Business, but expressly excluding all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to an Applicable Law prohibiting their disclosure or a confidentiality agreement between Purchaser or Manager and Persons other than their respective Affiliates prohibiting their disclosure, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by, for or on behalf of any officer or employee of Purchaser, any Starwood Entity or any of their respective Affiliates, including all (A) internal financial analyses, appraisals, tax returns, financial statements, (B) corporate or other entity governance records, (C) Employee personnel files, or (D) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for Purchaser, any Starwood Entity or any of their respective Affiliates in connection with the transaction described in this Agreement.
     8.9 Privacy Laws. To the extent Purchaser obtains any customer or guest information or data as part of the purchase of the Property and the Business, Purchaser shall at all times comply with all Applicable Law concerning (i) the privacy of such customer and guest information and data and the sharing of such information and data with third parties (including any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such customer and guest information and data.
     8.10 Further Assurances. Purchaser and/or Seller shall execute, acknowledge and deliver to the other party, at the reasonable request of the other party or the Title Company, such instruments and take such other actions, in addition to the instruments and actions specifically provided herein at any time and from time to time after the execution of this Agreement whether before or after the Closing, in order to effectuate the provisions of this Agreement or the transaction contemplated herein or to confirm or perfect any right to be created or transferred hereunder or pursuant to this transaction; provided, that, the Party being requested to deliver such instruments or take such other actions shall not be required to incur any cost or expense, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse.
     8.11 Non-Solicitation. Seller shall refrain from offering the Property or any portion thereof for sale (other than the sale of Personal Property in the Ordinary Course of Business) to any other party and terminate any pending negotiations for any such sale with any party other than Purchaser, and refrain from entering into such negotiations, until the Closing Date or such time as this Agreement is otherwise terminated.
     8.12 Pre-Closing Access. Seller agrees that Seller will permit Purchaser to gain reasonable access to the Hotel from the expiration of the Due Diligence Period until the Closing (“Pre-Closing Access”); provided, that : (A) Purchaser shall provide Seller with reasonable prior written notice (which may be telephonic or by email) of any such proposed Pre-Closing Access; (B) any persons who desire to enter the Hotel in connection with any such Pre-Closing Access shall, if requested by Seller, be accompanied by an employee, agent or representative of Seller or Manager; (C) any such Pre-Closing Access shall occur on Business Days between 9:00 a.m. and 5:00 p.m. (local time), unless otherwise approved in writing by Seller; (D) no such Pre-Closing Access shall involve any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent shall not be unreasonably withheld; (E) any such Pre-Closing Access shall be subject to the rights of tenants, guests and customers at the Hotel; and (F) no such Pre-Closing Access shall unreasonably interfere with the operations of the Hotel, and each person entering the Hotel pursuant to any such Pre-Closing Access shall comply with Seller’s reasonable requests with respect to such access to minimize such interference.
     8.13 Release and Indemnification. Purchaser (for itself and all Purchaser Indemnitees) hereby releases and waives any claims against the Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee to the extent such Indemnification Loss is caused by the Inspections or any Pre-Closing Access (but specifically excluding any Indemnification Loss related solely to the discovery pursuant to the Inspections of any pre-existing condition at the Hotel or any third party property), except to the extent resulting from Seller’s or Seller Parties’ gross negligence or intentional misconduct. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees (with counsel reasonably acceptable to the applicable Seller Indemnitees) in accordance with Article 15 from and against any Indemnification Loss incurred by any Seller Indemnitee that is caused by the Inspections or Pre-Closing Access (but specifically excluding any Indemnification Loss related solely to the discovery pursuant to the Inspections of any pre-existing condition at the Hotel or any third party property), except to the extent such Indemnification Loss results from Seller’s or Seller Parties’ gross negligence or intentional misconduct. At Seller’s request, Purchaser, at its cost and expense, shall repair any such damage to the affected Property or any other property owned by a Person other than Purchaser to the extent such damage is caused by the Inspections or Pre-Closing Access (except to the extent such damage resulted from Seller’s gross negligence or willful misconduct), and restore the affected Property or such other affected third-party property to the same condition as existed prior to such Inspections or Pre-Closing Access, or replace the affected Property or such affected third-party property with property of the same or better quality.
     8.14 Bulk Sales Notice.
          8.14.1 Within ten (10) days after the Effective Date, Seller shall give written notice to Illinois Department of Revenue (“IDR”) of the intended sale of the Property setting forth all of the information required pursuant to Section 5/902(d) of the Illinois Income Tax Act (“Illinois Act”) and Section 120/5j of the Illinois Retailer’s Occupation Tax (“Retailer’s Act”). At Closing, Seller shall furnish to Purchaser, with respect to the Illinois Act and the Retailer’s Act, either (I) a copy of a notice from the IDR setting forth the amount, if any, required to be withheld (“IDR Notice”) or (II) a statement that the IDR Notice has not been received. Seller agrees that, if the IDR Notice has been received, Purchaser may, at Closing, deduct and withhold from the proceeds that are due Seller the amount necessary to comply with the withholding requirements imposed by the Illinois Act and the Retailer’s Act, as applicable. At Closing, Purchaser shall deposit the amount so withheld in escrow with the Escrow Agent pursuant to terms and conditions reasonably acceptable to Seller and Purchaser, but in any event, complying with the Illinois Act and the Retailer’s Act, as applicable. If any such amount has been deposited by Purchaser in escrow pursuant to the Illinois Act and/or Retailer’s Act, then such amount shall be immediately paid to Seller upon Seller’s delivery to Purchaser and the Escrow Agent of a letter, certificate or receipts from the IDR showing (X) all taxes, penalties and interest have been paid by Seller to (or as directed by) IDR or (Y) no such taxes, penalties and interest are due from Seller.
          8.14.2 Notwithstanding the foregoing, the issuance of an IDR Notice from the IDR shall not be a condition precedent to Closing. To the extent the Seller does not provide an IDR Notice at Closing, Seller agrees to indemnify and hold Purchaser harmless from and against any and all losses, costs, claims, causes of action, damages, and expenses including court costs and reasonable attorneys’ fees, which directly arise out of (i) Seller’s failure to give the notice of sale as required in this Section 8.14 to the IDR, informing them of the transactions contemplated herein within the time period required under the Illinois Act or Retailer’s Act, as applicable or (ii) the failure to withhold any amounts that would have been required to be withheld pursuant to an IDR Notice issued after Closing. The indemnification provision of this Section 8.14 shall survive the Closing until the earlier of (a) receipt of the last of the IDR Notice to the extent not furnished at Closing and a deposit by Seller of the amount, if any, required to be withheld pursuant to both such notices with the Escrow Agent, (b) the time period for the IDR to provide the IDR Notice has passed, or (c) Seller furnishes evidence from the IDR of payment of the liabilities required to be paid by Seller pursuant to the Illinois Act and the Retailer’s Act, as applicable.
          8.14.3 Purchaser agrees that it will reasonably cooperate with Seller in Seller’s efforts to obtain the IDR Notice, which may include providing such non-confidential information as Seller may reasonably require in order to complete any filings necessary therefor, and/or executing any documents as may be required therefor.
     8.15 Independent Audit. Promptly following the Effective Date, Seller shall provide and shall use commercially reasonable efforts to cause Manager to provide to Purchaser’s representatives and independent accounting firm access to financial and other information relating to the Property in the possession of or otherwise available to Seller or its Affiliates to enable Purchaser’s representatives and independent accounting firm to prepare audited financial statements for the period of Seller’s ownership and during the year in which the Closing occurs in conformity with generally accepted accounting principles and to enable them to prepare such statements, reports or disclosures as Purchaser may reasonably deem necessary or advisable. Seller shall also provide and/or shall use commercially reasonable efforts to cause Manager provide to Purchaser’s independent accounting firm a signed representation letter substantially in the form of Exhibit I attached hereto, to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall authorize, and use commercially reasonable efforts to have Manager authorize, any attorneys who have represented Seller or Manager in material litigation pertaining to or affecting the Property to respond, at Purchaser’s expense, to inquiries from Purchaser’s representatives and independent accounting firm. If and to the extent Seller’s financial statements pertaining to the Property for any periods during the period of Seller’s ownership and during the year in which the Closing occurs have been audited, promptly after the execution of this Agreement, Seller shall provide Purchaser with copies of such audited financial statements and shall reasonably cooperate with Purchaser’s representatives and independent public accountants to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Purchaser’s expense, a reissuance of such audited financial statements. Purchaser acknowledges that Seller purchased the Property on October 18, 2005 and that Seller’s obligations under this Section shall be limited to the extent of information in the possession of Seller and its accountants and, to the extent Seller has the ability to obtain such information from the Manager under the Management Agreement, the Manager.
     8.16 Capital Work.
          8.16.1 Seller agrees that it will cause the work described on Schedule 8.16 hereof (the “2006 Capital Work”) to be performed with respect to the Hotel in the Ordinary Course of Business consistent with Seller’s schedule therefor; provided, however, that in the event that the 2006 Capital Work is not completed prior to Closing, then Purchaser and Seller shall, prior to Closing, reasonably cooperate with each other in furtherance of transitioning responsibility for the portion of the 2006 Capital Work that will not be completed as of Closing from Seller to Purchaser in a manner mutually acceptable to Purchaser and Seller, which includes arrangements pursuant to which (i) Seller shall pay for all 2006 Capital Work completed prior to Closing, (ii) the construction contracts pertaining to the 2006 Capital Work will, as of the Closing Date, be assigned by Seller to Purchaser and assumed by Purchaser from Seller and (iii) Purchaser shall pay for all 2006 Capital Work performed after Closing, provided, however, that in the event that the amounts set forth on Schedule 8.16 in the “committed unpaid” column exceed $550,000 on the Closing Date, Purchaser shall receive a credit to the Purchase Price equal to the amount in excess of $550,000. On the Closing Date, Seller shall assign to Purchaser all assignable warranties from the contractors pertaining to the 2006 Capital Work. The provisions of this Section 8.16.1 shall survive Closing.
          8.16.2 Seller shall cause any 2006 Capital Work performed prior to Closing to be performed in a good and workmanlike manner, in accordance with typical customs and practices applicable to work of a similar nature in the hotel industry and in accordance with the standards and practices of similar hotels managed by Manager and its Affiliates, in compliance, in all material respects, with the applicable contracts for such work, all Applicable Laws and the Management Agreement. Nothing contained in this Section 8.16 shall limit any obligation of Purchaser to establish and/or maintain any reserves (including any capital reserves and/or replacement reserves) required under the Management Agreement.

ARTICLE 9
CLOSING CONDITIONS
     9.1 Mutual Closing Conditions.
          9.1.1 Satisfaction of Mutual Closing Conditions. The respective obligations of Seller and Purchaser to close the transaction contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the conditions precedent set forth in this Section 9.1 (the “Mutual Closing Conditions”):
          9.1.2 Adverse Proceedings. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or arbitration or other legal restraint or prohibition shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Authority, preventing or seeking to prevent the transaction described in this Agreement (an “Adverse Proceeding”), unless (in any of the foregoing cases) the same shall have been dismissed, released or otherwise cured prior to Closing; provided, further, that if Seller determines that it will be unable to cause any such Adverse Proceeding to be dismissed, released or otherwise cured prior to the then scheduled Closing Date, Seller shall have the right, but not the obligation, to postpone the Closing for up to sixty (60) days in order to enable Seller to pursue such dismissal, release or other cure.
          9.1.3 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.
     9.2 Purchaser Closing Conditions.
          9.2.1 Satisfaction of Purchaser Closing Conditions. In addition to the satisfaction of Mutual Closing Conditions, Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):
               (a) Seller’s Deliveries. All of the Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing.
               (b) Representations and Warranties. The representations or warranties of Seller in this Agreement (as qualified by any schedules to this Agreement and any amendments or supplements to such schedules made in accordance with Section 16.13 of this Agreement) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty expressly is made) in all material respects.
               (c) Covenants and Obligations. The covenants and obligations of Seller in this Agreement shall have been performed in all material respects.
               (d) Title Commitment. The Title Company shall have committed to issue an owner’s title insurance policy to Purchaser (which may be in the form of a mark-up of the Title Commitment), insuring Purchaser’s fee simple interest in the Property on the Closing Date, with gap coverage from the Closing Date through the date of recording, subject only to the Permitted Exceptions, with extended coverage.

               (e) Management Agreement Estoppel. The assumption and amendment of the Management Agreement by Purchaser shall have been approved by Manager pursuant to documentation satisfactory to Purchaser and Manager prior to the end of the Due Diligence Period or, if no such agreement has been reached prior to the end of the Due Diligence Period, the Management Agreement Estoppel shall have been duly executed by Manager in the form required by Section 6.4 of the Management Agreement (as applicable, the “Management Agreement Estoppel”).
          9.2.2 Failure of Purchaser Closing Condition. The Purchaser Closing Conditions are for the benefit of Purchaser, and Purchaser shall have the right to waive any of the Purchaser Closing Conditions at or prior to Closing; provided, however, that any such waiver shall be made in writing executed by Purchaser. Notwithstanding the foregoing, in the event a Purchaser Closing Condition is not satisfied at or prior to Closing and Purchaser nevertheless closes the transactions described in this Agreement, then Purchaser shall be deemed to have waived such Purchaser Closing Condition.
     9.3 Seller Closing Conditions.
          9.3.1 Satisfaction of Seller Closing Conditions. In addition to the satisfaction of Mutual Closing Conditions, Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):
               (a) Receipt of the Purchase Price. Purchaser shall have (A) paid to Seller or deposited with Escrow Agent, together with an unconditional and irrevocable written direction to disburse the Purchase Price (as adjusted pursuant to Section 3.1) to Seller, and (B) delivered written direction to Escrow Agent to disburse the Earnest Money to Seller.
               (b) Purchaser’s Deliveries. All of the Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing.
               (c) Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).
               (d) Covenants and Obligations. The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.
          9.3.2 Failure of Seller Closing Condition. The Seller Closing Conditions are for the benefit of Seller, and Seller shall the right to waive any of the Seller Closing Conditions at or prior to Closing; provided, however, that any such waiver shall be made in writing executed by Seller. Notwithstanding the foregoing, in the event a Seller Closing Condition is not satisfied at or prior to Closing and Seller nevertheless closes the transactions described in this Agreement, then Seller shall be deemed to have waived such Seller Closing Condition.
     9.4 Frustration of Closing Conditions. Seller and Purchaser may not rely on the failure of the Mutual Closing Conditions, respectively, the Seller Closing Conditions or the Purchaser Closing Conditions, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur. Notwithstanding the foregoing, in the event that a Mutual Closing Condition is not satisfied at or prior to Closing and Seller and/or Purchaser nevertheless close the transactions described in this Agreement, then Seller and/or Purchaser shall be deemed to have waived such Mutual Closing Condition.

ARTICLE 10
CLOSING
     10.1 Closing Date. The closing of the transaction described in this Agreement (the “Closing”) shall occur (i) on November 9, 2006 or (ii) on such other date (which may be earlier than November 9, 2006) as agreed to in writing between Seller and Purchaser (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall occur pursuant to the Closing Escrow described in Section 10.2 or in such other manner and such other place as agreed to in writing between Seller and Purchaser.
     10.2 Closing Escrow. The Closing shall take place by means of a so called “New York style” escrow (the “Closing Escrow”), in which case at or prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted pursuant to Section 3.1) and the Earnest Money shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement and otherwise in accordance with the terms of this Agreement.
     10.3 Closing Deliveries.
          10.3.1 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the (i) documents set forth in this Section 10.3.1, each of which shall have been duly executed by Seller and acknowledged (if required), and (ii) other items set forth in this Section 10.3.1 (the “Seller Closing Deliveries”), as follows:
               (a) A closing certificate substantially in the form of Exhibit C, together with all exhibits thereto;
               (b) A special warranty deed in the form of Exhibit B (the “Deed”) conveying fee simple title in the Real Property to Purchaser subject only to the Permitted Exceptions and sufficient to permit the Title Company to issue the Title Policy;
               (c) A Bill of Sale in the form of Exhibit D, transferring the FF&E, Supplies, IT Systems, F&B, Retail Merchandise, Books and Records, Plans and Specifications, Bookings and Current Accounts Receivable to Purchaser on the terms set forth therein;
               (d) A General Assignment and Assumption in the form of Exhibit E, assigning the Tenant Leases, Equipment Leases, Operating Agreements, Warranties, Licenses and Permits, Intellectual Property and Bookings to Purchaser on the terms set forth therein;
               (e) A certificate or registration of title for any owned or leased vehicle or other Personal Property included in the Property which requires such certification or registration, duly executed by Seller, conveying such interest in such vehicle or such other Personal Property to Purchaser;
               (f) An Assignment and Assumption of Union Contract substantially in the form of Exhibit F, assigning the Union Contract to Purchaser on the terms set forth therein;

               (g) An Assignment and Assumption of Hotel Management Agreement in the form of Exhibit G, assigning the Management Agreement to Purchaser on the terms set forth therein;
               (h) A Plat Act Affidavit substantially in the form of Exhibit J;
               (i) Such agreements, affidavits or other documents as may be reasonably required by the Title Company;
               (j) Any real estate transfer tax declaration or similar documents required under Applicable Law in connection with the conveyance of the Real Property;
               (k) A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code;
               (l) Reasonable evidence that Seller has filed a notice of bulk sales with the IDR in compliance with Section 8.14 of this Agreement;
               (m) The Closing Statement prepared pursuant to Section 11.1;
               (n) All documentation required to transfer the vehicles owned or leased by Seller as set forth on Section 2.1.18 in accordance with the laws of Illinois;
               (o) The Closing Escrow Agreement; and
               (p) Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate the transaction described in this Agreement.
          10.3.2 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the (i) documents set forth in this Section 10.3.2, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items set forth in this Section 10.3.2 (the “Purchaser Closing Deliveries”), as follows:
               (a) The Purchase Price (as adjusted pursuant to Section 3.1) to be paid by Purchaser;
               (b) An unconditional and irrevocable letter of direction to Escrow Agent directing Escrow Agent to disburse the Earnest Money to Seller at Closing;
               (c) A Bill of Sale in the form of Exhibit D;
               (d) A General Assignment and Assumption in the form of Exhibit E;
               (e) An Assignment and Assumption of Hotel Management Agreement in the form of Exhibit F;
               (f) A closing certificate in the form of Exhibit H, together with all exhibits thereto;
               (g) The Closing Statement prepared pursuant to Section 11.1;
               (h) The Closing Escrow Agreement; and

               (i) Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate the transaction described in this Agreement.
     10.4 Deliveries Outside of the Closing Escrow. At Closing, Seller shall deliver to Purchaser all of the following outside of the Closing Escrow:
          10.4.1 To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Tenant Leases, Contracts, Licenses and Permits, Books and Records, keys and lock combinations in Seller’s Possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel; provided, however, that Seller or Manager, as the case may be, shall have the right to (i) redact and reformat any Books and Records which include data or other information pertaining to any other hotels owned, managed or franchised by Seller, Starwood, Manager or their Affiliates, and (ii) retain copies of any Books and Records delivered to Purchaser; and
          10.4.2 Keys to the Property.
     10.5 Possession. Seller shall have delivered to Purchaser possession of (i) the Real Property, subject to the Tenant Leases, the Permitted Exceptions, and the rights of the Manager and (ii) the tangible Personal Property.
ARTICLE 11
PRORATIONS AND EXPENSES
     11.1 Closing Statement. No later than 11:59 p.m. (Central Time) on the day prior to the Closing Date (the “Cut-Off Time”), Seller and Purchaser, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Hotel as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Sections 11.2 and 11.3 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent of any errors, omissions or any such items shall be reprorated after the Closing as expressly set forth in Section 11.2.
     11.2 Prorations. The items of revenue and expense set forth in this Section 11.2 shall be prorated between the Parties (the “Prorations”) as of the Cut-Off Time, or such other time expressly provided in this Section 11.2, so that the Closing Date is a day of income and expense for Purchaser.
          11.2.1 Taxes. All Taxes that accrue during the taxable period during which the Closing Date occurs shall be prorated as of the Cut-Off Time between Seller and Purchaser. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available tax bill; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual tax bill for the relevant taxable period. The obligations of Seller and Purchaser to reprorate Taxes shall survive the Closing for the Survival Period; provided, that the obligation to reprorate real property Taxes that accrue during the taxable period during which the Closing Date occurs shall survive the Closing for a period of sixty (60) days after the date which the tax bills for the final installment(s) of real property Taxes which are subject to reproration as provided herein are received by the applicable Party.

          11.2.2 Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all assignable security deposits held by Seller under the Tenant Leases which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases. Purchaser shall not receive a credit for any expressly non assignable security deposits held by Seller which Seller shall return to the tenant under such Tenant Lease, and Purchaser shall obtain any replacement security deposit from such tenant.
          11.2.3 Contracts. Any amounts prepaid, accrued or due and payable under the Contracts (other than for the Management Agreement which is addressed separately in Section 11.2.6 and other than for utilities which are addressed separately in Section 11.2.5 and including Contracts for IT Systems assumed by Purchaser pursuant to Section 12.3) shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all deposits held by Seller under the Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. Seller shall receive a credit for all deposits made by Seller under the Contracts (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.
          11.2.4 Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.
          11.2.5 Utilities. All utility services shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Cut-Off Time, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all fuel stored at the Hotel, if any, based on Seller’s actual cost for such fuel. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.
          11.2.6 Management Fees. All fees and expenses due under the Management Agreement shall be prorated in accordance with the provisions of Schedule 11.2.6.
          11.2.7 Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.
          11.2.8 Retail Merchandise, Supplies and F&B. Seller shall receive a credit for all Retail Merchandise and unopened items of Supplies and F&B (including all F&B in any “mini bars” in the guest rooms) based on Seller’s cost for such items.
          11.2.9 Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars operated by, for or on behalf of Seller in the Hotel as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars thereafter.

          11.2.10 Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin operated equipment operated by, for or on behalf Seller as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.
          11.2.11 Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 11.2, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Supplies, F&B and Retail Merchandise ordered in accordance with this Agreement, but not delivered to the Hotel prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such FF&E, Supplies, F&B and Retail Merchandise which were ordered in accordance with this Agreement prior to Closing.
          11.2.12 Cash. Excluding those deposits transferred to Purchaser pursuant to Sections 11.2.2, 11.2.3, 11.2.4, 11.2.5, and 11.2.7 hereof, Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel, to the extent that Seller shall elect that the same remain on deposit for the benefit of Purchaser as of the Closing.
          11.2.13 Other Adjustments and Prorations. Seller and Purchaser shall cooperate after Closing to make a final determination of the prorations and adjustments required hereunder, and all other items of income and expense as are customarily prorated or adjusted upon the sale and purchase of a hotel property similar to the Property, as soon as reasonably practicable, but in no event later than one (1) year after the Closing Date (except with respect to any item which is not determinable within such time frame, as to which the time period shall be extended until promptly after such item is determinable). Upon the final reconciliation of the prorations and adjustments under this Section 11.2, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation thereof. It is the intent of the parties, subject to the provisions of Section 15.4.2 below, that all items herein which are subject to apportionment shall result in Seller receiving all of the economic benefits and burdens of the Hotel with respect to the period prior to the Closing Date, and Purchaser receiving all of the economic benefits and burdens of the Hotel with respect to the period from and after the Closing Date.
          11.2.14 Survival. The provisions of this Section 11.2 shall survive the Closing for a period of one (1) year.
     11.3 Accounts Receivable.
          11.3.1 Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one half (1/2) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time (other than any restaurant or bar charges on the Guest Ledger which shall be prorated in accordance with Section 11.2.9), and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger.

          11.3.2 Accounts Receivable (Other than Guest Ledger). At Closing, Seller shall receive a credit for all Accounts Receivable (other than the Guest Ledger which is addressed in Section 11.3.1) in an amount equal to the Accounts Receivable which are unpaid for not more than thirty (30) days (the “Current Accounts Receivable”), and Purchaser shall be entitled to all amounts collected for such Current Accounts Receivable. Seller shall retain the right to collect all Accounts Receivable that are unpaid for more than thirty (30) days (the “Aging Receivables”). Purchaser shall not receive a credit at Closing for the Aging Receivables or items otherwise prorated between the Parties pursuant to this Article 11. Purchaser shall cooperate with (and direct Manager to cooperate with) Seller in collecting the Aging Receivables, at no cost or expense to Purchaser (or Manager) other than any de minimis cost and expense or any cost or expense which Seller agrees in writing to reimburse, it being understood and agreed that (a) Purchaser has no obligation to file a lawsuit or to litigate any such claim with, or on behalf of, Seller, but agrees to cooperate with the reasonable requests of Seller in the event that Seller commences any litigation or collection proceeding and (b) Purchaser shall have no right to terminate any contract in connection with its collection of Aging Receivables after the Closing Date. If any Aging Receivables are paid to Purchaser after the Closing, Purchaser shall pay to Seller the amounts received by Purchaser within ten (10) days after receipt of such amounts, without any commission or deduction for Purchaser; provided that if the payor of Aging Receivables has any Current Accounts Receivable, any funds received from such payor shall be applied, first, to any Current Accounts Receivable and, then, to any Aging Receivables.
     11.4 Transaction Costs.
          11.4.1 Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (i) the fees and expenses of removing or curing any Unpermitted Exceptions as required under Section 5.3; (ii) the commission due to Broker; (iii) one half (1/2) of the closing and escrow fees and expenses for the Escrow Agent (including any fees and costs for a “New York-style” escrow); (iv) Cook County and State of Illinois real property transfer taxes; (v) any fees or expenses payable for the assignment of the Tenant Leases (other than the cost of assigning or transferring any security deposits thereunder); and (vi) the fees and expenses of its own attorneys, accountants and consultants.
          11.4.2 Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses for any updated Title Commitment and for obtaining the Survey; (iii) any sales or similar tax and recording charges payable in connection with the conveyance of the Property; (iv) any fees or expenses payable for the assignment, transfer or conveyance of the Equipment Leases, Operating Agreements, Warranties, Licenses and Permits and Intellectual Property (including the transfer of any security deposits under any of the foregoing); (v) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (vi) Village of Rosemont real property transfer taxes, if any; (vii) one half (1/2) of the closing and escrow fees and expenses for the Escrow Agent (including and fees and costs for a “New York-style” escrow); (viii) the costs of the Title Commitment, including the cost of the premium in connection with converting the Title Commitment into the Title Policy, and any endorsements associated therewith (except for those owner’s title endorsements obtained for the purpose of curing an Unpermitted Exception); (ix) any fees or expenses payable for the assignment, transfer or conveyance of any National/Regional Operating Agreements, including fees or expenses required to replace the goods or services provided under the National/Regional Operating Agreements, except to the extent such National/Regional Operating Agreements are continued by Manager after the Closing pursuant to and subject to the terms and provisions of the Management Agreement; and (x) the fees and expenses of its own attorneys, accountants and consultants.
          11.4.3 Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 11.4 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.
ARTICLE 12
TRANSITION PROCEDURES
     12.1 Safe Deposit Boxes. On the Closing Date, Seller shall notify all guests or customers who are then using a safe deposit box at the Hotel advising them of the pending change in management of the Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of employees, agents or representatives of the Parties. Upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall be deemed an “Inventoried Safe Deposit Box”). If this Agreement is terminated after such inventory, Purchaser shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes immediately upon such termination. Upon Closing, Seller shall deliver to Purchaser all keys in Seller’s Possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor, with the name and room number of such depositor. After the Closing, the Parties shall make appropriate arrangements for guests and customers at the Hotel to inventory and verify the contents of the non Inventoried Safe Deposit Boxes, and upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller Indemnitees in accordance with Article 15 from and against, any Indemnification Loss incurred by any Seller Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box listed on the inventory from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 12.1. Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with Article 15 from and against, any Indemnification Loss incurred by any Purchaser Indemnitees with respect to, any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box and not listed on the inventory.
     12.2 Baggage. On the Closing Date, employees, agents or representatives of the Parties jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Hotel, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (and thereafter such baggage, boxes and other items inventoried shall be deemed the “Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify and hold harmless the Seller Indemnitees in accordance with Article 15 from and against, any Indemnification Loss incurred by any Seller Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser which was not inventoried by the Parties. Seller shall be responsible for, and shall indemnify and hold harmless the Purchaser Indemnitees in accordance with Article 15 from and against, any Indemnification Loss incurred by any Purchaser Indemnitees with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Seller which was not inventoried by the Parties.
     12.3 IT Systems. Schedule 12.3 sets forth a list of the IT Systems which are leased or licensed by Seller. With respect to any IT Systems which are leased or licensed by Seller, Seller shall provide

Purchaser with a contact name and telephone number of the applicable licensor, vendor or supplier, and Purchaser shall (i) be responsible for obtaining any consents or approvals necessary for the assignment or transfer of such lease or license of such IT Systems from Seller to Purchaser, or a new lease or license for such IT Systems (as the case may be), and (ii) pay any fees or expenses charged by the lessor, licensor, vendor or supplier of such IT Systems in respect of such assignment or transfer or new license (as the case may be). Purchaser shall not use any such IT System until it has obtained all such consents, approvals and new licenses as are necessary for it to use such IT System in full compliance with all licenses and other agreements relating thereto. Seller covenants and agrees to reasonably cooperate with Purchaser in connection with obtaining all such consents, approvals and new leases or licenses. With respect to the Excluded IT Systems set forth in Schedule 2.2.5, Seller shall not remove any such Excluded IT Systems from the Hotel at Closing (unless otherwise permitted under this Agreement), it being understood and agreed that such Excluded IT Systems are intended to be used by Manager in the continued operation of the Hotel after the Closing Date in accordance with the provisions of the Management Agreement.
ARTICLE 13
DEFAULT AND REMEDIES
     13.1 Seller’s Right of Termination. This Agreement may be terminated by Seller (in which event Purchaser shall be entitled to a return of the Earnest Money deposited with the Escrow Agent) (i) if any of the Mutual Closing Conditions set forth in Section 9.1 has not been satisfied by the Closing Date, (ii) if any of the Seller Closing Conditions set forth in Section 9.3 has not been satisfied by the Closing Date, or (iii) upon a Purchaser Default.
     13.2 Purchaser’s Right of Termination. This Agreement may be terminated by Purchaser (i) in accordance with the terms and conditions of Sections 4.1, 5.3.2, 13.7, 14.1.1, 14.1.2 or 16.13 of this Agreement, (ii) if any of the Mutual Closing Conditions in Section 9.1 has not been satisfied by the Closing Date, (iii) if any of the Purchaser Closing Conditions in Section 9.2 has not been satisfied on or before the Closing Date, or (iv) upon a Seller Default.
     13.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1 or Section 13.2, this Agreement shall thereafter become void and have no effect, without any liability on the part of any Party other than the provisions of this Article 13 and such provisions in this Agreement which expressly survive termination of this Agreement.
     13.4 Purchaser Default. Upon termination of this Agreement by Seller upon a Purchaser Default, the Earnest Money shall be disbursed to Seller pursuant to Section 3.2.3, and upon such disbursement, Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. Purchaser’s obligation to cause Escrow Agent to disburse the Earnest Money to Seller pursuant to this Section 13.4 shall survive such termination.
     13.5 LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 13.4 HEREOF, THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. ACCORDINGLY, THE PARTIES AGREE THAT SELLER SHALL RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT PURCHASER SHALL REMAIN FULLY RESPONSIBLE AND LIABLE HEREUNDER FOR ALL OF PURCHASER’S DUTIES, OBLIGATIONS AND LIABILITIES WHICH EXPRESSLY SURVIVE SUCH TERMINATION.

     13.6 Purchaser Termination. If this Agreement is terminated by Purchaser pursuant to Sections 13.2(i), (ii) and (iii) (but not Section 13.2(iv) or, to the extent Section 13.2(iii) relates to a Seller Default, Section 13.2(iii), which are covered by Section 13.7 below), Escrow Agent shall refund the Earnest Money to Purchaser, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. Seller’s obligation to cause Escrow Agent to disburse the Earnest Money to Purchaser pursuant to this Section 13.6 shall survive such termination.
     13.7 Seller Default. In the event of a Seller Default, (i) Purchaser shall have the right to waive such Seller Default and proceed to Closing without any reduction in or setoff against the Purchase Price; (ii) Purchaser may elect to terminate this Agreement, in which event the Earnest Money shall be disbursed to Purchaser pursuant to Section 3.2.4, and upon such disbursement, Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (iii) Purchaser may seek specific performance as Purchaser’s sole and exclusive remedy, Purchaser hereby expressly waiving any right to bring suit for monetary damages.
     13.8 Seller’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to terminate this Agreement under Section 13.2 for either a Seller Default or for a failure of a Purchaser Closing Condition (a “Seller Default or Failure”), unless Purchaser has provided written notice to Seller specifying in reasonable detail the nature of the Seller Default or Purchaser Closing Condition Failure (as the case may be), and Seller has not cured such Seller Default or Purchaser Closing Condition Failure (as the case may be) within ten (10) days after Seller’s receipt of such notice; provided, that if Purchaser has already delivered the ten (10) Business Day notice of a Seller Default required by the definition of “Seller Default” set forth in this Agreement and such ten (10) Business Day cure period has expired, Purchaser shall not be required to give Seller any further cure period (the “Seller Cure Period”). If the Closing is scheduled to occur within the Seller Cure Period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of the Seller Cure Period. Notwithstanding the foregoing, the terms of this Section 13.8 shall not apply in the event that the Seller Default or Failure applies to any failure by Seller to satisfy Seller’s obligation to make the material deliveries required to be made by it on the Closing Date pursuant to Section 10.3.1 hereof, in which case the Seller Cure Period shall be two (2) business days.
     13.9 Purchaser’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Seller shall not have the right to terminate this Agreement under Section 13.1 for either a Purchaser Default or for a failure of a Seller Closing Condition (a “Purchaser Default or Failure”), unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the Purchaser Default or Seller Closing Condition Failure (as the case may be), and Purchaser has not cured such Purchaser Default or Seller Closing Condition Failure (as the case may be) within ten (10) days after Seller’s receipt of such notice; provided, that if Seller has already delivered the ten (10) Business Day notice of a Purchaser Default required by the definition of “Purchaser Default” set forth in this Agreement and such ten (10) Business Day cure period has expired, Seller shall not be required to give Purchaser any further cure period (the “Purchaser Cure Period”). If the Closing is scheduled to occur within the Purchaser Cure Period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of the Purchaser Cure Period. Notwithstanding the foregoing, the terms of this Section 13.9 shall not apply in the event that a Seller Default or Failure applies to: (a) any failure by Purchaser to satisfy Purchaser’s obligation to make the material deliveries required to be made by it on the Closing Date pursuant to Section 10.3.2 hereof (including the obligation to pay the Purchase Price), or (b) a breach or default by Purchaser under Sections 3.2.1, 3.3 or 16.4, then in each of which cases under (a) or (b), the Purchaser Cure Period shall be two (2) business days.

ARTICLE 14
RISK OF LOSS
     14.1 Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.
          14.1.1 Material Casualty. If the amount of the repair restoration of the Property required by a Casualty equals or exceeds Two Million and no/100 Dollars ($2,000,000.00), as reasonably determined by Seller (a “Material Casualty”), and the Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) Business Days after Purchaser’s receipt of Seller’s written notice of such Casualty, to (a) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing, without terminating this Agreement, in which case Seller shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (A) the applicable insurance deductible and the amount by which the Casualty is either uninsured or underinsured, and (B) the reasonable estimated costs for the repair or restoration of the Property required by such Casualty, and (ii) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business, except those proceeds allocable to lost profits and costs incurred by Seller for the period prior to the Closing. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) Business Day election period.
          14.1.2 Non Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (1) the applicable insurance deductible and the amount by which the Casualty is either uninsured or underinsured, and (2) the reasonable estimated costs for the repair or restoration required by such Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to any lost profits or costs incurred by Seller for the period prior to the Closing. The foregoing provision shall not operate to reduce any insurance proceeds payable to Seller under Section 8.13.
     14.2 Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences or threatens in writing any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.
          14.2.1 Material Condemnation. If the Condemnation would (i) result in the permanent loss of more than five percent (5%) of the fair market value of the Land or Improvements as reasonably determined by Seller, (ii) result in any permanent material reduction or restriction in access to the Land or Improvements, or (iii) have a permanent materially adverse effect on the Business as conducted prior to such Condemnation (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) Business Days after Purchaser’s receipt of Seller’s written notice of such Condemnation, to (A) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) Business Day election period.
          14.2.2 Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.
ARTICLE 15
SURVIVAL, INDEMNIFICATION AND RELEASE
     15.1 Survival. Except as expressly set forth in this Agreement, all representations, warranties, covenants, liabilities and obligations shall be deemed (i) if the Closing occurs, to merge in the Deed and not survive the Closing, or (ii) if this Agreement is terminated, not to survive such termination.
          15.1.1 Survival of Representations, Warranties, Covenants and Obligations. Except as provided in Section 11.2.13, if the Closing occurs, the representations, warranties, covenants and obligations of Seller and the representations of Purchaser in this Agreement shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Eastern Time) on the date which is one hundred eighty (180) days after the Closing Date; provided, the obligation of Seller contained in Section 15.2(iii) shall survive Closing for a period of two (2) years.
          15.1.2 Survival of Indemnification. For purposes hereof, the term “Survival Period” means the period that any representation, warranty or covenant survives the termination or the Closing as set forth in this Agreement. This Article 15 and all other rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing or termination of this Agreement for the relevant Survival Period (as provided herein).
     15.2 Indemnification by Seller. Subject to the limitations set forth in Article 5 and this Article 15, and any other express provision of this Agreement either limiting or granting indemnification, Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) the breach of any express representations or warranties of Seller in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), (ii) the breach by Seller of any of its covenants or obligations under this Agreement which expressly survive the Closing or termination of this Agreement (as the case may be), and (iii) the Retained Liabilities.
     15.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article 15, Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee to the extent resulting from (i) any breach of any representations or warranties of Purchaser in this Agreement which expressly survives the Closing or termination of this

Agreement (as the case may be), and (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be).
     15.4 Limitations on Indemnification Obligations.
          15.4.1 Failure to Provide Notice within Survival Period. Notwithstanding anything to the contrary in this Agreement, an Indemnitee which is seeking defense or indemnification for any Indemnification Loss shall be entitled to indemnification for such breach only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 15.5.1 prior to the expiration of the applicable Survival Period, if any.
          15.4.2 Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Agreement, Seller shall be not be required to provide indemnification to the Purchaser Indemnitees pursuant to Sections 15.2(i) or (ii) to the extent that the aggregate amount of all Indemnification Losses incurred by the Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification does not exceed Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (the “Indemnification Deductible”). Further, if such Indemnification Losses exceed the Indemnification Deductible, Purchaser (i) shall be entitled to payment of the entire amount of the Indemnification Losses without regard to the Indemnification Deductible but (ii) shall not be entitled to defense or indemnification in the event and to the extent that the aggregate amount of all Indemnification Losses for which Purchaser would otherwise be entitled to indemnification exceeds Three Million and no/100 Dollars ($3,000,000) (the “Indemnification Cap”). Notwithstanding the foregoing, the Indemnification Deductible and the Indemnification Cap shall not apply to Seller’s indemnification obligations set forth in Sections 8.8, 8.14 or 15.2(iii) hereof, or to a breach of covenants and obligations of Seller set forth in Article 11 hereof.
          15.4.3 Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 15.4.1, (i) materially prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (ii) materially increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.
          15.4.4 Effect of Taxes, Insurance or Other Reimbursement. Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article 15 shall be net of any tax benefits realized or insurance proceeds actually received by such Indemnitee in connection with the Indemnification Claim, or any other third party reimbursement. The Indemnitee shall use commercially reasonable efforts to realize any tax benefit, collect any insurance proceeds or obtain any third party reimbursement with respect to such Indemnification Claim, and if such tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss, less the reasonable costs of collection, including reasonable attorneys’ fees.
     15.5 Indemnification Procedure.
          15.5.1 Notice of Indemnification Claim. If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under Sections 8.13, 15.2 or 15.3, or any other express provision in this Agreement (each, an “Indemnification

Claim”), the Party required to provide defense or indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.
          15.5.2 Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.
          15.5.3 Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in a cost efficient manner, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any writing stating any admission of liability or culpability of Indemnitee or any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. Indemnitor will not be obligated hereunder for indemnifying the Indemnitee with respect to any settlement agreement for any Indemnification Claim which Indemnitee enters into without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in a cost efficient manner.
          15.5.4 Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, (a) the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by court order or order by an applicable authority with competent jurisdiction, written agreement or other means as the Parties otherwise may agree in writing, or (ii) involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto other than costs of defense of the Indemnitee and (b) if the written notice of an Indemnification Claim required pursuant to Section 15.4.1 is received prior to the end of the Survival Period, the subject matter of the Indemnification Claim shall be covered by the indemnification set forth in this Agreement notwithstanding either (i) the fact that the resolution of the Indemnification Claim extends beyond the Survival Period or (ii) any delay caused by the Indemnitee’s performance of its obligations under Section 15.4.4.
          15.6 Exclusive Remedy for Indemnification Loss. Except as otherwise provided in Article 13 and except for claims based on fraud, the indemnification provisions in this Article 15 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

ARTICLE 16
MISCELLANEOUS PROVISIONS
     16.1 Notices.
          16.1.1 Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) Federal Express or other reputable overnight courier service, or (iii) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i), or (ii), to the recipient Party at the following address or facsimile number:

If to Seller:	JER O’Hare Hotel, LLC
c/o JER Partners
1650 Tysons Blvd.
Suite 1600
McLean, VA 22102
Attention: Gerald R. Best and Alex P. Gilbert
Telecopy No. (703) 714-8100

with a copy to:	Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Kevin J. O’Shea
Telecopy No. (212) 610-6399

If to Purchaser:	Ashford Hospitality Limited Partnership
11485 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attention: David A. Brooks
Telecopy No. (972) 490-9605

with a copy to:	Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
Attention: Carl B. Lee, P.C.
Telecopy No. (214) 969-4343
          16.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 16.1.4) under this Agreement shall be effective upon (i) delivery, personally or by facsimile, as the case may be, to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery, personally or by facsimile, as the case may be, of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 16.1.3 or (iii) one (1) Business Day after such Notice is deposited with an overnight delivery service for overnight delivery.
          16.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 16.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 16.1.
          16.1.4 Delivery by Party’s Counsel. The Parties agree that the attorneys for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

     16.2 No Recordation. Neither Purchaser nor any Affiliate of Purchaser, nor any Person acting by or on behalf of Purchaser shall record this Agreement, or any memorandum or other notice of this Agreement, in any public records. Purchaser hereby grants a power of attorney to Seller (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Purchaser a memorandum or other notice removing this Agreement or any memorandum or other notice of this Agreement from the public records, or evidencing the termination of this Agreement.
     16.3 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that (a) notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day and (b) nothing set forth in this Section 16.3 shall limit the cure periods agreed to by the Parties in this Agreement.
     16.4 Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser shall have the right to designate any Affiliate of Purchaser (provided such Affiliate remains an Affiliate of Purchaser) as its nominee to receive title to the Property, or assign all (and not less than all) of its right, title, interest and obligations in, to and under this Agreement to any Affiliate of Purchaser by providing written notice to Seller no later than ten (10) days prior to the Closing; provided, however, that (a) such Affiliate remains an Affiliate of Purchaser, (b) Purchaser shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment unless and until Closing occurs, (c) Purchaser and its designee or assignee shall be responsible for any incremental additional transfer tax as a result of such designation or assignment, and (d) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument, which shall (i) provide that Purchaser and such designee or assignee shall be jointly and severally liable for all liabilities and obligations of Purchaser under this Agreement up until (but in no event after) Closing, (ii) include a representation and warranty in favor of Seller that all representations and warranties made by Purchaser in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing, and (iii) otherwise be in form and substance reasonably satisfactory to Seller. Notwithstanding the foregoing, Purchaser shall have the right to assign certain portions of the Property to the Operating Lessee upon prior written notice to Seller, so long as such assignment is in accordance with the terms and conditions of the Management Agreement.
     16.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.
     16.6 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.
     16.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.
     16.8 Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.
     16.9 JURISDICTION AND VENUE. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE NEW YORK STATE SUPREME COURT IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN THE STATE OF NEW YORK, AND SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS.
     16.10 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVE ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.
     16.11 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.
     16.12 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time pursuant to Section 3) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.
     16.13 Updates of Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement any schedule to this Agreement (other than Schedule 3.4) from time to time by providing a written copy of such amendment or supplement to Purchaser without Purchaser’s consent to the extent that (i) such schedule needs to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, (ii) Seller did not have Knowledge as of the time the original schedule was delivered to Purchaser of the matter being disclosed in such amendment or supplement by providing a written copy of such amendment or supplement to Purchaser, and (iii) the event or circumstances that results in the amendment or supplement to such schedule did not occur prior to the Effective Date (or, in the case of any representation or warranty which is qualified to the Seller’s Knowledge, Seller did not have Knowledge of such event or circumstance prior to the execution of this Agreement). If Seller makes any amendment or supplement to the schedules other than to reflect matters permitted under this Agreement or for matters otherwise consented to by Purchaser (a “Post Execution Disclosure”), then within ten (10) Business Days of Purchaser’ receipt of Seller’s written notice hereof, Purchaser shall elect (as its sole right and remedy) by providing written notice to Seller to either (A) terminate this Agreement pursuant to Section 13.2(iii) as a result of such Post-Execution Disclosure, if, and only if, the corresponding representation or warranty or other information (when taken individually or in the aggregate with all other Post-Execution Disclosures) would be untrue or incorrect in any material respect in the absence of such Post Execution Disclosure which is amended or supplemented by such Post Execution Disclosure and would result, after Closing, in a material adverse effect on Purchaser or to Purchaser’s ownership of the Property or the conduct of the Business or to the value of the Property or the Business or (B) proceed to Closing (without any reduction, credit or offset to the Purchase Price) notwithstanding such Post Execution Disclosure, the corresponding representation, warranty or other information shall be deemed qualified by such Post Execution Disclosure for the purposes of limiting the defense and indemnification obligations of Seller under this Agreement. If Purchaser does not provide Seller with Purchaser’s written election within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence.
     16.14 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is not a Business Day, including the Closing Date, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given on the first Business Day following such non-Business Day. Unless otherwise specified herein, all references herein to “day” or “days” shall refer to calendar days and not Business Days.
     16.15 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transaction described in this Agreement.
     16.16 Amendments, Waivers and Termination of Agreement. Except as set forth in Section 16.13, no amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.
     16.17 Not an Offer. The delivery by Seller of this Agreement executed by Seller shall not constitute an offer to sell the Property, and Seller shall have no obligation to sell the Property to Purchaser, unless and until all Parties have executed and delivered this Agreement to all other Parties.
     16.18 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.
     16.19 ACTUAL DAMAGES. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, OR ANY OF THEM, BE LIABLE TO THE OTHER PARTY, WHETHER IN TORT, CONTRACT OR OTHERWISE FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS. THE PARTIES’ LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES, AND ALL OTHER DAMAGES AT LAW OR IN EQUITY ARE WAIVED. THE LIMITATIONS ON DAMAGES SPECIFIED IN THIS SECTION 16.19 ARE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. THE PROVISIONS OF THIS SECTION 16.19 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.
[Remainder of page intentionally left blank;
Signatures on following pages]

     IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.

SELLER:

JER O’HARE HOTEL, LLC, a Delaware limited liability company

By:	/S/ GERALD R. BEST

Name: Gerald R. Best
Its:

PURCHASER: ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership

By: Ashford OP General Partner LLC, a Delaware limited liability company, its general partner

By:	/S/ DAVID A. BROOKS

Name: David A. Brooks
Its: Vice President